                                                                   EXHIBIT 10.1





                               PURCHASE AGREEMENT


                                      AMONG


                       UNIVERSAL AMERICAN FINANCIAL CORP.

                         PENNCORP FINANCIAL GROUP, INC.,
                  PACIFIC LIFE AND ACCIDENT INSURANCE COMPANY,
                      PENNSYLVANIA LIFE INSURANCE COMPANY,
                       SOUTHWESTERN FINANCIAL CORPORATION,
                       CONSTITUTION LIFE INSURANCE COMPANY

                                       AND

                        PENNCORP FINANCIAL SERVICES, INC.








                             Dated December 31, 1998

                                TABLE OF CONTENTS

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
ARTICLE I         DEFINITIONS........................................................................................   2
   SECTION 1.1    Definitions........................................................................................   2
   SECTION 1.2    Other Definitions..................................................................................   7
   SECTION 1.3    Reserves...........................................................................................  10
   SECTION 1.4    Certain Interpretive Matters.......................................................................  10

ARTICLE II        THE ACQUISITION....................................................................................  10
   SECTION 2.1    Consideration for the Shares and the PCFS Assets...................................................  10
   SECTION 2.2    Closing Transactions...............................................................................  12
   SECTION 2.3    Purchase Price Adjustment..........................................................................  14
   SECTION 2.4    Reserves Adjustment................................................................................  16

ARTICLE III       REPRESENTATIONS AND WARRANTIES OF PFG, PLAC, SFC AND PCFS..........................................  18
   SECTION 3.1    Organization and Qualification.....................................................................  18
   SECTION 3.2    Authorization......................................................................................  19
   SECTION 3.3    No Violation.......................................................................................  19
   SECTION 3.4    Capitalization of the Companies....................................................................  20
   SECTION 3.5    PFI Subsidiaries and PCFS Assets...................................................................  21
   SECTION 3.6    Consents and Approvals.............................................................................  22
   SECTION 3.7    Financial Statements; Reserves.....................................................................  22
   SECTION 3.8    Absence of Undisclosed Liabilities.................................................................  24
   SECTION 3.9    Absence of Certain Changes.........................................................................  24
   SECTION 3.10   Litigation.........................................................................................  25
   SECTION 3.11   Property; Liens and Encumbrances...................................................................  25
   SECTION 3.12   Certain Agreements.................................................................................  26
   SECTION 3.13   Employee Benefit Plans.............................................................................  27
   SECTION 3.14   Taxes..............................................................................................  30
   SECTION 3.15   Compliance with Applicable Law; Permits; Policies..................................................  34
   SECTION 3.16   Brokers Fees and Commissions.......................................................................  36
   SECTION 3.17   Proprietary Rights; Year 2000 Compliance...........................................................  36

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
   SECTION 3.18   Insurance..........................................................................................  37
   SECTION 3.19   Environmental Matters..............................................................................  37
   SECTION 3.20   Books and Records..................................................................................  38
   SECTION 3.21   Bank Accounts......................................................................................  38
   SECTION 3.22   Insurance and Reinsurance..........................................................................  38
   SECTION 3.23   Labor Matters......................................................................................  39
   SECTION 3.24   Purchase for Investment............................................................................  40
   SECTION 3.25   Affiliate Transactions.............................................................................  40
   SECTION 3.26   Bonuses............................................................................................  40
   SECTION 3.27   All Related Assets.................................................................................  40
   SECTION 3.28   Litigation Arising Between Signing and Closing.....................................................  41

ARTICLE IV        REPRESENTATIONS AND WARRANTIES OF BUYER............................................................  41
   SECTION 4.1    Organization; Qualifications and Operations........................................................  41
   SECTION 4.2    Authorization......................................................................................  41
   SECTION 4.3    No Violation.......................................................................................  42
   SECTION 4.4    Capitalization.....................................................................................  42
   SECTION 4.5    Consents and Approvals.............................................................................  42
   SECTION 4.6    Brokers' Fees and Commissions......................................................................  43
   SECTION 4.7    Purchase for Investment............................................................................  43
   SECTION 4.8    Financing..........................................................................................  43
   SECTION 4.9    SEC Reports........................................................................................  44
   SECTION 4.10   Absence of Undisclosed Liabilities.................................................................  44
   SECTION 4.11   Absence of Certain Changes.........................................................................  44
   SECTION 4.12   Compliance with Applicable Law; Permits; Licenses..................................................  44

ARTICLE V         COVENANTS..........................................................................................  45
   SECTION 5.1    Conduct of Business Prior to the Closing...........................................................  46
   SECTION 5.2    Management of Companies............................................................................  47
   SECTION 5.3    Access to Information..............................................................................  48
   SECTION 5.4    HSR Act Filings....................................................................................  49
   SECTION 5.5    State Regulatory Approvals.........................................................................  49
   SECTION 5.6    Pre-Closing Restructuring Transactions.............................................................  49
   SECTION 5.7    Estimated Statement................................................................................  50
   SECTION 5.8    Transaction Bonuses................................................................................  50
   SECTION 5.9    Payments to Agents.................................................................................  50
   SECTION 5.10   All Reasonable Efforts.............................................................................  51
   SECTION 5.11   Public Announcements...............................................................................  51
   SECTION 5.12   Disclosure Supplements.............................................................................  51

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
   SECTION 5.13   Employment and Employee Benefits...................................................................  52
   SECTION 5.14   Nonsolicitation....................................................................................  53
   SECTION 5.15   Acquisition Proposals..............................................................................  54
   SECTION 5.16   Section 338(h)(10) Election, Allocation of Purchase Price under Sections 338 and 1060 and
                  Matters Relating to SWLIC..........................................................................  54
   SECTION 5.17   Tax Matters........................................................................................  55
   SECTION 5.18   Financial Matters; Proxy Statement.................................................................  57
   SECTION 5.19   Peninsular Licenses................................................................................  58
   SECTION 5.20   PCFS Licenses......................................................................................  58
   SECTION 5.21   Change of Name.....................................................................................  58
   SECTION 5.22   Litigation Arising Between Signing and Closing.....................................................  58

ARTICLE VI        CLOSING CONDITIONS.................................................................................  59
   SECTION 6.1    Conditions to the Obligations of Buyer under this Agreement........................................  59
   SECTION 6.2    Conditions to the Obligations of Sellers under this Agreement......................................  61

ARTICLE VII       CLOSING............................................................................................  63
   SECTION 7.1    Closing............................................................................................  63

ARTICLE VIII      SURVIVAL/INDEMNIFICATION...........................................................................  64
   SECTION 8.1    Survival of Representations and Warranties; Indemnification Obligations............................  64
   SECTION 8.2    Obligation of Buyer to Indemnify...................................................................  67
   SECTION 8.3    Notice and Opportunity to Defend...................................................................  67
   SECTION 8.4    Limitations on Indemnification.....................................................................  68
   SECTION 8.5    Set-off Rights.....................................................................................  68
   SECTION 8.6    Adjustment to Purchase Price; Offsetting Tax Benefits..............................................  69
   SECTION 8.7    Exclusive Remedy...................................................................................  69

ARTICLE IX        TERMINATION AND ABANDONMENT........................................................................  69
   SECTION 9.1    Termination........................................................................................  69
   SECTION 9.2    Expenses in the Event of Termination...............................................................  70
   SECTION 9.3    Procedure and Effect of Termination................................................................  71
   SECTION 9.4    Mutual Agreement of Parties........................................................................  71
   SECTION 9.5    Confidentiality....................................................................................  72

                                                                                                                      Page
                                                                                                                      ----
ARTICLE X         MISCELLANEOUS PROVISIONS...........................................................................  72
   SECTION 10.1   Post-Closing DI Reserves Information...............................................................  72
   SECTION 10.2   Amendment and Modification.........................................................................  73
   SECTION 10.3   Waiver of Compliance; Consents.....................................................................  73
   SECTION 10.4   Validity...........................................................................................  73
   SECTION 10.5   Expenses and Obligations...........................................................................  73
   SECTION 10.6   Parties in Interest................................................................................  73
   SECTION 10.7   Notices............................................................................................  73
   SECTION 10.8   Governing Law......................................................................................  75
   SECTION 10.9   Counterparts.......................................................................................  75
   SECTION 10.10  Headings...........................................................................................  75
   SECTION 10.11  Entire Agreement...................................................................................  76
   SECTION 10.12  Assignment.........................................................................................  76


ANNEX A           Disclosure Schedule
ANNEX B           Terms of the Acquisition Notes
ANNEX C           Terms of Pledge and Security Agreement
ANNEX D           Form of Voting Agreement
ANNEX E           Pre-Closing Restructuring Transactions
ANNEX F           Opinions of Counsel to Sellers
ANNEX G           Opinions of Counsel to Buyer

EXHIBIT A         Terms of AmeriLife Marketing/Equity Arrangement
EXHIBIT B         Terms of Cologne Re Reinsurance Agreement
EXHIBIT C         Terms of Sale or Reinsurance of Union Bankers Comprehensive Accident and Health Insurance
EXHIBIT D         Terms of Raleigh Lease Agreement
EXHIBIT E         Form of ConLife-Peninsular Reinsurance Agreement
EXHIBIT F         Terms of PCFS Services Agreement
EXHIBIT G         NOL Example

                               PURCHASE AGREEMENT


          PURCHASE AGREEMENT (this "Agreement"), dated December 31, 1998, among Universal American Financial Corp., a New York corporation ("Buyer"), and PennCorp Financial Group, Inc., a Delaware corporation ("PFG"), Pacific Life and Accident Insurance Company, a Texas corporation ("PLAC"), Pennsylvania Life Insurance Company, a Pennsylvania corporation ("PennLife"), Southwestern Financial Corporation, a Delaware corporation ("SFC"), Constitution Life Insurance Company, a Texas corporation ("ConLife"), and PennCorp Financial Services, Inc., a Delaware corporation ("PCFS"). PFG, PLAC, PennLife, SFC, ConLife and PCFS are collectively referred to herein as the "Sellers."

                                    RECITALS:

          WHEREAS, PFG is the record and beneficial owner of all of the issued and outstanding shares of common stock, par value $1.00 per share (the "PFI Shares"), of PennCorp Financial, Inc., a Delaware corporation ("PFI");

          WHEREAS, PLAC, a wholly owned Subsidiary of PFG, is the record and beneficial owner of all of the issued and outstanding shares of common stock, par value $100.00 per share (the "PennLife Shares"), of PennLife;

          WHEREAS, PennLife is the record and beneficial owner of all of the issued and outstanding shares of common stock, par value $2.25 per share (the "Peninsular Shares"), of Peninsular Life Insurance Company, a North Carolina corporation ("Peninsular");

          WHEREAS, PennLife is the record and beneficial owner of all of the issued and outstanding shares of common stock, no par value (the "PC-Canada Common Shares"), of PennCorp Life Insurance Company, a Canadian corporation ("PC-Canada"), and all of the issued and outstanding preferred shares, no par value (the "PC-Canada Preferred Shares" and, together with the PC-Canada Common Shares, the "PC-Canada Shares"), of PC-Canada;

          WHEREAS, SFC, a wholly owned Subsidiary of PFG, is the record and beneficial owner of all of the issued and outstanding shares of common stock, par value $60.00 per share (the "ConLife Shares"), of ConLife;

          WHEREAS, ConLife is the record and beneficial owner of all of the issued and outstanding shares of common stock, par value $2.00 per share (the "Union Bankers Shares"), of Union Bankers Insurance Company, a Texas corporation ("Union Bankers");

          WHEREAS, Union Bankers is the record and beneficial owner of all of the issued and outstanding shares of common stock, par value $1.00 per share (the

"Marquette Shares"), of Marquette National Life Insurance Company, a Texas corporation ("Marquette");

          WHEREAS, PCFS is a wholly owned Subsidiary of PFG;

          WHEREAS, PennLife and ConLife and their respective Subsidiaries are engaged in the insurance business and PFI and its Subsidiaries are engaged in the financial services business; and

          WHEREAS, Buyer, acting through its Subsidiaries, is engaged in the life and accident and health insurance business.

          NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements herein contained, the parties hereto agree as follows:


                                    ARTICLE I

                                   DEFINITIONS

          SECTION 1.1 Definitions. For purposes of this Agreement, the term:

             (a) "affiliate" means, as to a specified Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the specified Person.

             (b) "Allocation Schedule" means the Allocation Schedule relating to the 338(h)(10) Election.

             (c) "Annual Statement" means, with respect to a referenced Person, the annual statement of such Person filed with or submitted to the insurance regulatory authority in the jurisdiction in which such Person is domiciled on forms prescribed or permitted by such authority.

             (d) "Assumed Liabilities" means all obligations under the PCFS Licenses and other contracts (if any) included as part of the PCFS Assets, to the extent such obligations arise after the Closing Date.

             (e) "AVR" means, with respect to any Person domiciled in the United States, the Asset Valuation Reserve set forth in the balance sheet of such Person in accordance with SAP.

             (f) "Business Day" means any day that is not a Saturday, Sunday or other day on which banking institutions in the city of New York, New York are authorized or required by law or executive order to be closed.

             (g) "Chase Bank Facility" means the term loan facility and revolving credit facility provided to Buyer upon the terms and subject to the conditions of the Chase Commitment.

             (h) "Closing Statement" means the statement prepared by PennLife and ConLife calculating the capital and surplus (excluding AVR and IMR) of each of the PennLife Companies and each of the ConLife Companies in accordance with SAP as of the Closing Date (immediately prior to the Closing but after giving effect to the Closing Transactions) using the same assumptions and methodologies utilized in the preparation of such companies' December 31, 1998 Annual Statements and the preparation of the Estimated Statement.

             (i) "Code" means the Internal Revenue Code of 1986, as amended (including any successor code), and the rules and regulations promulgated thereunder.

             (j) "Commission" means the Securities and Exchange Commission.

             (k) "Companies" means the ConLife Companies, the PennLife Companies and the PFI Companies.

             (l) "ConLife Companies" means ConLife, Union Bankers and Marquette, but shall not include SWLIC.

             (m) "ConLife Employees" means (i) those employees of Services who primarily render services to or on behalf of any or all of the ConLife Companies as listed on Schedule 1.1(m) and (ii) all former employees of Services who, during the term of their employment with Services, primarily rendered services to or on behalf of any or all of the ConLife Companies and whose employment with Services was terminated for any reason (including retirement) prior to the Closing Date and who, as of the Closing Date, are not employed by PFG or any of its affiliates (excluding any of the Companies).

             (n) "ConLife Surplus Notes" mean (i) the Surplus Debenture, dated December 14, 1995, in the original principal amount of $80 million, issued by ConLife in favor of SFC or a wholly owned Subsidiary of SFC and (ii) the Surplus Debenture dated January 1, 1996, in the original principal amount of $40 million, issued by ConLife in favor of SFC or a wholly owned Subsidiary of SFC, each as amended from time to time to comply with requests or the requirements of the Texas Department of Insurance.

             (o) "Disclosure Schedule" means the Disclosure Schedule attached hereto as Annex A.

             (p) "Environmental Laws" means all applicable U.S. and Canadian federal, state, provincial or local laws (including but not limited to federal and state common law), statutes, codes, rules or regulations relating to the environment, natural resources, and pollution including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (CERCLA), the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801 et seq., as amended from time to time (HMTA), the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., as amended from time to time
(RCRA), the Federal Water Pollution Control Act, 33 U.S.C. Section 1251 et seq., as amended from time to time (FWPCA), the Clean Air Act, 42 U.S.C. Section 7401 et seq., as amended from time to time (CAA), and/or the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq., as amended from time to time (TSCA).

             (q) "Exchange Act" means the Securities Exchange Act of 1934, as amended.

             (r) Governmental Authority" means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

             (s) "Hazardous Materials" means (i) any wastes, substances, or materials which are defined as "hazardous material," "hazardous waste," "hazardous substance," "toxic material" or other similar designations in, or otherwise subject to regulation under, any applicable Environmental Laws; (ii) petroleum or petroleum byproducts; (iii) friable asbestos and/or any material which contains friable asbestos; and (iv) electrical equipment containing polychlorinated biphenyls (PCBs) in excess of 50 parts per million.

             (t) "IMR" means, with respect to any Person domiciled in the United States, the Interest Maintenance Reserve set forth on the balance sheet of such Person in accordance with SAP.

             (u) "Lincoln National Agreement" means the reinsurance agreement, dated September 30, 1998, between PennLife and Lincoln National Reassurance Company.

             (v) "Material Adverse Effect" means a materially adverse effect on the business, results of operations or financial condition of the PennLife Companies, the PFI Companies and the PCFS Assets, taken as a whole, or the ConLife Companies, taken as a whole, excluding the reserve deficiencies specifically identified in the reports of the Reserves Consultants.

             (w) "Nasdaq" means The Nasdaq Stock Market, Inc.

             (x) "PennLife Companies" means PennLife, Peninsular and PC-
Canada.

             (y) "PennLife Employees" means (i) all employees of the PennLife Companies and (ii) all former employees of the PennLife Companies whose employment with the PennLife Companies was terminated for any reason (including retirement) prior to the Closing Date and who, as of the Closing Date, are not employed by PFG or any of its affiliates (excluding any of the Companies).

             (z) "Person" means an individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization or, as applicable, any other entity.

             (aa) "PCFS Assets" means those assets of PCFS listed on Schedule 1.1(aa).

             (ab) "PCFS Employees" means (i) those employees of PCFS who primarily render services to or on behalf of any or all of the Companies as listed on Schedule 1.1(ab) and any other employees of PCFS performing services primarily for the Companies who are hired between the date hereof and the Closing Date in accordance with Section 5.13(a) and (ii) all former employees of PCFS who, during the term of their employment with PCFS, primarily rendered services to or on behalf of any or all of the Companies and whose employment with PCFS was terminated for any reason (including retirement) prior to the Closing Date and who, as of the Closing Date, are not employed by PFG or any of its affiliates (excluding any of the Companies).

             (ac) "PFI Companies" means PFI and its wholly owned Subsidiaries.

             (ad) "PFI Employees" means (i) all employees of the PFI Companies and (ii) all former employees of the PFI Companies whose employment with the PennLife Companies was terminated for any reason (including retirement) prior to the Closing Date and who, as of the Closing Date, are not employed by PFG or any of its affiliates (excluding any of the Companies).

             (ae) "Phase III Taxes" means Taxes imposed under Section 815(f) of the Code by reference to Section 815 as in effect prior to the enactment of the Tax Reform Act of 1984.

             (af) "Quarterly Statement" means, with respect to a referenced Person, the quarterly statement of such Person submitted to the insurance regulatory authority in the state in which such Person is domiciled on forms prescribed or permitted by such authority.

             (ag) "Release" means any emission, spill, seepage, leak, escape, leaching, discharge, injection, pumping, pouring, emptying, dumping, disposal, release, or threatened release of Hazardous Materials into the environment.

             (ah) "Reserves Consultants" means (i) with respect to the disability income claims reserves of PennLife, Tillinghast, (ii) with respect to the non-disability income claims reserves of PennLife, BAS Actuarial Services, and (iii) with respect to all other reserves of PennLife (excluding life insurance reserves), another independent actuarial firm of national reputation.

             (ai) "SAP" means the statutory accounting practices required or permitted by the National Association of Insurance Commissioners or the insurance regulatory authority in the jurisdiction of domicile of the referenced Person.

             (aj) "Services" means Southwestern Financial Services Corporation, a Delaware corporation and wholly owned Subsidiary of SFC.

             (ak) "Settlement Actuary" means Tillinghast, excluding the St. Louis office ("Tillinghast") or, if such firm is not available, such other independent actuarial firm of national reputation selected by the mutual agreement of Buyer and PFG or if Buyer and PFG cannot agree, a nationally recognized actuarial firm chosen by Tillinghast.

             (al) "Settlement Auditor" means PricewaterhouseCoopers or, if such firm is not available, such other independent accounting firm of national reputation selected by the mutual agreement of Buyer and PFG, or if Buyer and PFG cannot agree, a nationally recognized accounting firm chosen by PricewaterhouseCoopers.

             (am) "Shares" means the PFI Shares, the PennLife Shares, the Peninsular Shares, the PC-Canada Shares, the ConLife Shares and the Union Bankers Shares, collectively.

             (an) "Subsidiary" means, as to any Person, any other Person of which at least a majority of the outstanding shares or other equity interests having ordinary voting power for the election of directors or comparable managers of such Person is owned, directly or indirectly, by the referenced Person. For purposes of this Agreement, Buyer's Subsidiaries shall not include any of the Companies, notwithstanding the consummation of any of the Closing Transactions.

             (ao) "SWLIC" means Southwestern Life Insurance Company, a Texas corporation and wholly owned Subsidiary of ConLife.

             (ap) "Taxes" means any and all federal, state, provincial, local, foreign and other taxes, levies, fees, imposts, duties, and similar governmental charges (including any interest, fines, assessments, penalties or additions to tax imposed in connection therewith or with respect thereto) including, without limitation, taxes imposed on, or measured by, income, franchise, profits or gross receipts, ad valorem, value added, capital gains, sales, goods and services, use, real or personal property, capital stock, license, branch, payroll, Phase III Taxes, estimated withholding, employment, social security (or similar), unemployment, compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes, and customs duties.

             (aq) "Tax Returns" means any report, return, declaration, claim for refund, information report or return or statement required to be supplied to a taxing authority in connection with Taxes, including any schedule or attachment thereto or amendment thereof.

             (ar) "Union Bankers Special Dividend" means the sum of the Peninsular Purchase Price and the PC-Canada Purchase Price, or such lesser amount necessary to keep the Union Bankers Target Capital Amount at the level specified in Section 2.3(e) based on the Estimated Statement.

             (as) "U.S. Insurance Companies" means ConLife, Union Bankers, Marquette, PennLife and Peninsular, collectively.

             (at) "WARN" means the Worker Adjustment and Retraining Notification Act of 1988 and any similar state, local or Canadian "plant closing" or layoff statute.

         SECTION 1.2 Other Definitions. When used in this Agreement, the following terms shall have the meanings ascribed to them in Sections noted below:

Term                                                     Defined in
----                                                     ----------

1998 SAP Financial Statements                            Section 5.18(a)
338(h)(10) Election                                      Section 5.16
Accounts                                                 Section 3.21
Acquisition Note Purchase Price                          Section 2.1
Acquisition Notes                                        Section 2.1
Actual Loss Experience                                   Section 2.4(a)
Advest                                                   Section 4.6
Agent Compensation                                       Section 3.15(e)
Aggregate Target Capital Amount                          Section 2.3(e)
Agreement                                                Preamble
Asserted Liability                                       Section 8.3(a)
Audited Financial Statements                             Section 5.18
Banks                                                    Section 3.21
Basket Amount                                            Section 8.4(a)

Basket Exclusions                                        Section 8.4(a)
Benefit Plans                                            Section 3.13(a)
Bill of Sale, Assignment and Assumption Agreement        Section 2.2
Buyer                                                    Preamble
Buyer Actuary                                            Section 2.4(a)
Buyer Approvals                                          Section 4.5
Buyer Common Stock                                       Section 4.4
Buyer Indemnitees                                        Section 8.1(b)
Buyer Material Adverse Effect                            Section 4.1
Buyer Parties                                            Section 4.1
Buyer Plans                                              Section 5.13(b)
Buyer Sub                                                Section 2.2(i)
Capital Z                                                Section 4.8
Cash Purchase Price                                      Section 2.1
Chase Bank                                               Section 4.8
Chase Commitment                                         Section 4.8
Chase Securities                                         Section 4.6
Claim                                                    Section 8.1(b)
Claims Notice                                            Section 8.3(a)
Closing                                                  Section 7.1
Closing Date                                             Section 7.1
Closing Transactions                                     Section 2.2
Cologne Re                                               Section 2.3(e)
Company Employees                                        Section 5.13(a)
Confidentiality Agreement                                Section 9.4(a)
ConLife                                                  Preamble
ConLife Acquisition Note Purchase Price                  Section 2.1(b)
ConLife Cash Purchase Price                              Section 2.1(b)
ConLife Group                                            Section 3.14(n)
ConLife Insurance Approvals                              Section 3.6
ConLife Purchase Price                                   Section 2.1(b)
ConLife Shares                                           Recitals
Deposit                                                  Section 3.15(i)
DOJ                                                      Section 3.6
ERISA                                                    Section 3.13(a)
ERISA Affiliate                                          Section 3.13(e)
Estimated Statement                                      Section 5.7
Financial Statements                                     Section 3.7(d)
Fundamental Representations                              Section 8.1
GAAP                                                     Section 3.7(d)
HSR Act                                                  Section 3.6
Indemnifying Party                                       Section 8.3(a)
Indemnitee                                               Section 8.3(a)

Integon                                                  Section 6.1(g)
Investment Agreements                                    Section 5.9(b)
Intellectual Property                                    Section 3.17
IRS                                                      Section 1.1(k)
KPMG                                                     Section 5.18(a)
Leased Properties                                        Section 3.11(b)
Liens                                                    Section 3.11(b)
Litigation                                               Section 3.10
Losses                                                   Section 8.1(b)
Marquette                                                Recitals
Marquette Shares                                         Recitals
Material Contract                                        Section 3.12(a)
MEC                                                      Section 3.14(x)
Multiemployer Plan                                       Section 3.13(a)
New Employee Claims                                      Section 5.22
New Litigation                                           Section 5.22
NOLs                                                     Section 3.14(ac)
Offsetting Tax Benefit                                   Section 8.6(b)
Owned Properties                                         Section 3.11(b)
PBGC                                                     Section 3.13(e)
PC-Canada                                                Recitals
PC-Canada Common Shares                                  Recitals
PC-Canada Preferred Shares                               Recitals
PC-Canada Purchase Price                                 Section 2.1(d)
PC-Canada Shares                                         Recitals
PCFS                                                     Preamble
PCFS Licenses                                            Section 5.20
PCFS Purchase Price                                      Section 2.1(g)
Peninsular                                               Recitals
Peninsular Purchase Price                                Section 2.1(c)
Peninsular Shares                                        Recitals
PennLife                                                 Preamble
PennLife Acquisition Note Purchase Price                 Section 2.1(e)
PennLife Cash Purchase Price                             Section 2.1(e)
PennLife Insurance Approvals                             Section 3.6
PennLife Insurance Reserves                              Section 5.3(b)
PennLife Purchase Price                                  Section 2.1(e)
PennLife Shares                                          Recitals
PFG                                                      Preamble
PFG Group                                                Section 3.14(n)
PFI                                                      Recitals
PFI Acquisition Note Purchase Price                      Section 2.1(f)
PFI Cash Purchase Price                                  Section 2.1(f)
PFI Purchase Price                                       Section 2.1(f)
PFI Shares                                               Recitals
PFI Subsidiaries                                         Section 3.5(a)
PLAC                                                     Preamble

PLAC Group                                               Section 3.14(n)
Post-Closing Compensation Obligations                    Section 5.9(b)
Pre-Closing Restructuring Transactions                   Section 5.6
Pre-Sale Obligations                                     Section 5.9(a)
Proxy Statement                                          Section 5.18(c)
Purchase Price                                           Section 2.1
Reinsurance Agreements                                   Section 3.22(a)
Required Permits                                         Section 3.15(b)
Review Letter                                            Section 5.18(a)
SAP Financial Statements                                 Section 3.7(a)
SEC Reports                                              Section 4.9
Seller Refund                                            Section 5.17(d)
Seller Net Refund Amount                                 Section 5.17(d)
Sellers                                                  Preamble
Series C-1 Holders                                       Section 4.2
SFC                                                      Preamble
Substituted Buyer                                        Section 10.12
SWLIC Basis Adjustments                                  Section 5.16(c)
SWLIC Valuation Opinion                                  Section 5.16(c)
SWLIC Value                                              Section 5.16(c)
Target Capital Amount                                    Section 2.3(e)
Tax Representation Claim                                 Section 8.1(a)
Technology Systems                                       Section 3.17(b)
Transaction Bonus                                        Section 3.26
UAFC Share Purchase Agreement                            Section 4.8
Unaudited Financial Statements                           Section 3.7(d)
Union Bankers                                            Recitals
Union Bankers Acquisition Note Purchase Price            Section 2.1(a)
Union Bankers Cash Purchase Price                        Section 2.1(a)
Union Bankers Purchase Price                             Section 2.1(a)
Union Bankers Shares                                     Recitals


       SECTION 1.3 Reserves. With respect to health claims reserves, references herein to such reserves include loss adjustment expenses.

       SECTION 1.4 Certain Interpretive Matters. Unless otherwise noted, all references herein to "$" or dollar amounts are to lawful currency of the United States of America. Unless the context otherwise requires, all references to Sections, Articles, Annexes or Exhibits are to Sections, Articles, Annexes or Exhibits to this Agreement.

                                   ARTICLE II

                                 THE ACQUISITION

       SECTION 2.1 Consideration for the Shares and the PCFS Assets. At the Closing, upon the terms and subject to the conditions of this Agreement and in reliance upon the representations, warranties and agreements contained herein, Sellers shall sell to Buyer, and Buyer shall purchase or cause to be purchased from Sellers, in the manner described in Section 2.2, all of the Shares and the PCFS Assets for an aggregate purchase price of $136,000,000 in cash (the "Cash Purchase Price") and 8.0% subordinated notes (the "Acquisition Notes") issued by Buyer in the aggregate original principal amount of $39,000,000, containing the material terms set forth on Annex B and otherwise in form and substance mutually satisfactory to Buyer and Sellers, subject to adjustment as provided in Sections
2.3 and 2.4, allocable as set forth below, and subject to Section 5.19:

          (a) for the Union Bankers Shares, $18,748,000 in cash (the "Union Bankers Cash Purchase Price") and $7,052,000 principal amount of Acquisition Notes (the "Union Bankers Acquisition Note Purchase Price" and, together with the Union Bankers Cash Purchase Price, the "Union Bankers Purchase Price");

          (b) for the ConLife Shares, $6,250,000 in cash (the "ConLife Cash Purchase Price") and $2,350,000 principal amount of Acquisition Notes (the "ConLife Acquisition Note Purchase Price" and, together with the ConLife Cash Purchase Price, the "ConLife Purchase Price");

          (c) for the Peninsular Shares, $13,300,000 in cash (the "Peninsular Purchase Price");

          (d) for the PC-Canada Shares, $18,000,000 in cash (the "PC-Canada Purchase Price");

          (e) for the PennLife Shares, $73,542,000 in cash (the "PennLife Cash Purchase Price") and $27,658,000 principal amount of Acquisition Notes (the "PennLife Acquisition Note Purchase Price" and, together with the PennLife Cash Purchase Price, the "PennLife Purchase Price");

          (f) for the PFI Shares, $5,160,000 in cash (the "PFI Cash Purchase Price") and $1,940,000 principal amount of Acquisition Notes (the "PFI Acquisition Note Purchase Price" and, together with the PFI Cash Purchase Price, the "PFI Purchase Price"); and

          (g) for the PCFS Assets, $1.0 million in cash (the "PCFS Purchase Price").

          The Union Bankers Acquisition Note Purchase Price, the ConLife Acquisition Note Purchase Price, the PennLife Acquisition Note Purchase Price and the PFI Acquisition Note Purchase Price are collectively referred to as the "Acquisition Note Purchase Price," and the Cash Purchase Price and the Acquisition Note Purchase Price, as adjusted pursuant to Sections 2.3 and 2.4, are collectively referred to as the "Purchase Price."

       SECTION 2.2 Closing Transactions. Subject to Section 5.19, at and simultaneously with the Closing, on the terms and subject to the conditions of this Agreement, the parties shall cause the following transactions (the "Closing Transactions") to occur in the order set forth below:

          (a) Union Bankers shall distribute to ConLife the Union Bankers Special Dividend;

          (b) in consideration for the Peninsular Purchase Price, PennLife shall sell, assign, transfer and convey to Buyer, and Buyer shall purchase and acquire from PennLife, the Peninsular Shares, free and clear of any Liens, other than those which may be created by Buyer;

          (c) (i) in consideration for payment by PLAC of an amount equal to the PC-Canada Purchase Price, PennLife shall sell, assign, transfer and convey to PLAC, and PLAC shall purchase and acquire from PennLife, the PC-Canada Shares, free and clear of any Liens, and (ii) in consideration for the PC-Canada Purchase Price, PLAC shall sell, assign, transfer and convey to Buyer or such other entity as Buyer may designate, and Buyer or Buyer's designee shall purchase and acquire from PLAC, the PC-Canada Shares, free and clear of any Liens, other than those which may be created by Buyer;

          (d) in consideration for the Union Bankers Purchase Price, ConLife shall sell, assign, transfer and convey to Buyer, and Buyer shall purchase and acquire from ConLife, the Union Bankers Shares, free and clear of any Liens, other than those which may be created by Buyer, and in consideration for the PennLife Purchase Price, PLAC shall sell, assign, transfer and convey to Buyer, and Buyer shall purchase and acquire from PLAC, the PennLife Shares, free and clear of any Liens, other than those which may be created by Buyer;

          (e) in full repayment of ConLife's obligations under the ConLife Surplus Notes after which, without further action, such Notes shall be canceled and shall be null and void and ConLife shall have no further liability to SFC with respect thereto, ConLife (i) shall distribute all of the issued and outstanding capital stock of SWLIC to SFC and (ii) shall pay to SFC the Union Bankers Acquisition Note Purchase Price and an amount in cash equal to the sum of (x) the Union Bankers Cash Purchase Price and (y) the Union Bankers Special Dividend and (iii) shall distribute and transfer to SFC any remaining capital and surplus of ConLife in excess of $3.3 million;

          (f) in consideration for the ConLife Purchase Price, SFC shall sell, assign, transfer and convey to Buyer, and Buyer shall purchase and acquire from SFC, the ConLife Shares, free and clear of any Liens, other than those which may be created by Buyer;

          (g) in consideration for the PFI Purchase Price, PFG shall sell, assign, transfer and convey to Buyer, and Buyer shall purchase and acquire from PFG, the PFI Shares, free and clear of any Liens, other than those which may be created by Buyer; and

          (h) in consideration for the PCFS Purchase Price, PCFS shall sell, assign, transfer and convey to Buyer, and Buyer shall purchase and acquire from PCFS, the PCFS Assets, free and clear of any Liens, other than those which may be created by Buyer; and

          (i) Buyer shall sell, assign, transfer and convey to American Exchange Life Insurance Company, a Texas corporation, and/or such other subsidiary of Buyer as Buyer may designate ("Buyer Sub"), all (or, at Buyer's option, a portion) of the Shares and other assets acquired by Buyer under this Agreement in exchange for (x) shares of Buyer Sub and (y) surplus notes of Buyer Sub with an aggregate principal amount less than or equal to the sum of the Acquisition Note Purchase Price attributable to the Shares sold to Buyer Sub and the amount borrowed from Chase Bank and other financial institutions to finance the acquisition contemplated hereby.

          (j) On the Closing Date or, at the option of Buyer, on the day following the Closing Date, Union Bankers shall distribute the Marquette Shares to Buyer Sub.

          If requested by Buyer, Sellers shall cooperate in good faith to restructure the manner and order in which the Companies or their operations are acquired and if Buyer designates a purchaser for the PC-Canada Shares as described in Section 2.2(c) above, Sellers shall transfer the PC-Canada Shares to Buyer's designee, provided that such restructuring or designation either (x) does not result in additional cost to Sellers or additional indemnification obligations of Sellers under Section 8.1 or (y) at Buyer's option, Buyer unconditionally indemnifies Sellers with respect to any such additional costs and waives any such additional indemnification obligations as referenced in (x) above.

          Upon each sale, assignment, transfer and conveyance of the respective Shares described above, the relevant Seller shall deliver to Buyer, in the case of (b), (c), (d), (f) and (g) above, share certificates constituting such Shares, duly endorsed in blank or accompanied by stock powers duly executed in blank, in proper form for transfer.

          Upon the sale, assignment, transfer and conveyance of the PCFS Assets as described above, PCFS and Buyer will execute and deliver a bill of sale, assignment and assumption agreement (the "Bill of Sale, Assignment and Assumption Agreement") with respect to the sale by PCFS of the PCFS Assets and the assumption by Buyer of the Assumed Liabilities. Subject to the indemnification provided in Section 8.1(b)(xii), Buyer waives compliance with any and all bulk sales laws in connection with the sale and purchase of the PCFS Assets.

       SECTION 2.3 Purchase Price Adjustment.

          (a) As promptly as practicable (but in no event more than 90 days) after the Closing Date, Buyer will cause PennLife and ConLife to prepare the Closing Statement and will deliver it to PFG. The capital and surplus amounts reflected in the Closing Statement shall be in sufficient detail to permit PFG to verify the same. The Closing Statement to be delivered to PFG will be accompanied by a certificate of Buyer's Chief Financial Officer certifying that the Closing Statement has been prepared in accordance with SAP as of the Closing Date using the same assumptions and methodologies utilized in the preparation of the Estimated Statement. At the request of PFG, after the Closing Statement has been prepared, Buyer will cause its personnel and independent auditors to (i) provide to PFG and PFG's independent auditors (A) a reconciliation of the differences between the Closing Statement and the Estimated Statement in sufficient detail for PFG to reconcile such differences and (B) copies of financial statements and such work papers and other documents relating to the preparation of the Closing Statement as PFG or PFG's independent auditors may reasonably request and (ii) cooperate with, and be reasonably available to, PFG and PFG's independent auditors and provide such other information reasonably requested by PFG or PFG's independent auditors concerning the Closing Statement and any accounting, auditing and actuarial issues related thereto, in each case in good faith and in a manner and at such times so as to enable PFG to complete its review and analysis of the Closing Statement within the period specified in paragraph (b) below.

          (b) Within 20 Business Days after PFG's receipt of the Closing Statement, PFG will provide Buyer with written notice indicating whether PFG agrees or disagrees with the capital and surplus amounts (excluding AVR and IMR) reflected in such statement. If PFG in such notice agrees with the capital and surplus amounts (excluding the AVR and IMR) reflected in the Closing Statement or if PFG fails to deliver to Buyer such written notice within such 20 Business Day period, the Closing Statement shall be deemed final and binding upon the parties. If PFG in such notice disagrees with the capital and surplus amounts (excluding AVR and IMR) reflected in the Closing Statement, within ten

Business Days after PFG delivers such notice to Buyer of its disagreement with Buyer's calculation, PFG and Buyer will begin good faith negotiations to resolve such disagreement.

          (c) If PFG and Buyer are unable to resolve such disagreement in good faith within ten Business Days after such negotiations begin, such disagreement will be submitted to the Settlement Auditor for resolution. PFG and Buyer will cooperate with the Settlement Auditor and will proceed in good faith to cause the Settlement Auditor to resolve such disagreement within 30 days after such disagreement is submitted to the Settlement Auditor. PFG and Buyer will each pay one-half of the fees and expenses of the Settlement Auditor; provided, however, that if the Settlement Auditor's written report indicates that PFG or Buyer was the prevailing party in the dispute, the non-prevailing party shall pay 100% of the fees and expenses of the Settlement Auditor.

          (d) The Settlement Auditor, in its sole discretion, will determine (i) the nature and extent of the participation by PFG, Buyer, and their respective agents in connection with any disagreement submitted to the Settlement Auditor for resolution, (ii) the nature and extent of information that PFG and Buyer may submit to the Settlement Auditor for consideration in connection with such resolution and (iii) the personnel of the Settlement Auditor who will review such information and resolve such disagreement. The Settlement Auditor's resolution of any such disagreement, with respect to dollar amounts, must fall within the range of the disputed amounts stated by PFG and Buyer and will be reflected in a written report which will be delivered promptly to, and will be final and binding upon, PFG and Buyer. The Closing Statement will be adjusted accordingly to reflect any such resolution and, as adjusted, shall be final and binding upon the parties.

          (e) Upon the earlier to occur of (i) the parties' agreement with respect to the capital and surplus amounts reflected in the Closing Statement or
(ii) the delivery of the report of the Settlement Auditor as provided in Section 2.3(d) hereof with respect to a dispute relating to the Closing Statement: (A) PFG will pay to Buyer the amount, if any, by which (x) in the case of the PennLife Companies (excluding PC-Canada) or the ConLife Companies, the capital and surplus (excluding AVR and IMR) reflected in the Closing Statement for such Company is less than the Target Capital Amount (defined below) for such Company and (y) in the case of PC-Canada, total shareholders equity (calculated in accordance with Canadian generally accepted accounting principles) reflected in the Closing Statement under the heading "PC-Canada Section 2.3(e)(A) Amount" is less than the Target Capital Amount for PC-Canada; and (B) PFG will pay to Buyer the amount, if any, by which the aggregate capital and surplus (for all PennLife Companies, including PC-Canada, and all ConLife Companies, calculated in accordance with SAP) of the PennLife Companies and the ConLife Companies, taken as a whole, reflected in the Closing Statement is less than (x) the sum of $72.3 million plus the earnings of the PennLife Companies and the ConLife Companies for the period commencing on January 1, 1999 and ending on the Closing Date, as reflected in the Closing Statement (the "Aggregate Target Capital Amount") minus
(y) any amounts payable by PFG pursuant to clause (A) of this Section 2.3(e). For purposes of this Section 2.3(e), "earnings" means operating earnings of the Companies and specifically excludes (A) earnings from wholly owned Subsidiaries that are not Companies and the earnings of the Companies otherwise includable in another Company's earnings if duplicative or redundant, (B) earnings that do not increase surplus, including, without limitation, the amortization of the ceding commission of Cologne Life Reinsurance Company ("Cologne Re") at Union Bankers,
(C) tax payments or liabilities from wholly owned Subsidiaries (including the Companies) and (D) earnings associated with the transactions contemplated or required by this Agreement, including without limitation those set forth in Annex E. Such payment will be made by wire transfer of immediately available funds to such account as the party entitled to receive such payment specifies in writing to the party required to make such payment. "Target Capital Amount" means (i) $3.3 million, in respect of ConLife, (ii) $14.0 million, in respect of Union Bankers (not including any amounts attributable to Marquette), (iii) $5.1 million, in respect of Marquette, (iv) $36.0 million, in respect of PennLife,
(v) $10.2 million, in respect of Peninsular (which amounts will be reflected in the Forms A to be filed with the appropriate insurance regulatory authorities), and (vi) Can.$21.946 million, in respect of PC-Canada. Sellers will use their reasonable best efforts to cause any additional capital and surplus in the Companies over and above the sum of their individual Target Capital Amounts (but not greater than the Aggregate Target Capital Amount) to be contributed to PennLife; provided, that for purposes only of this sentence, the Target Capital Amount for PC-Canada will be deemed to be $500,000 or actual capital and surplus in accordance with SAP, if greater.

          (f) At the Closing, PFI will have $4.5 million in cash recorded on its balance sheet.

          (g) If Buyer does not request that Sellers recapture the Lincoln National Agreement prior to the Closing, the Target Capital Amount for PennLife and the Aggregate Target Capital Amount will be calculated without giving effect to the surplus generated as a result of the Lincoln National Agreement through the Closing Date.

        SECTION 2.4 Reserves Adjustment.

          (a) On the fifth anniversary of the Closing Date, Buyer will cause an actuary of national reputation (the "Buyer Actuary") to compare (i) the disability insurance claims reserves of PennLife as of the Closing Date, as set forth in the Closing Statement (the "DI Reserves"), to (ii) actual loss payments and loss adjustment expense payments and actual losses and loss adjustment expenses incurred by PennLife during the five-year period following the Closing Date relating to all disability insurance policies in force as of the Closing Date, together with any outstanding claims reserves in respect of disability insurance policies in force as of the Closing Date that remain in force as of the fifth anniversary of the Closing Date (if any) (the "Actual Loss Experience"). The Buyer Actuary will prepare and deliver a report on the adequacy of the DI Reserves in relation to Actual Loss Experience, including a calculation of the difference between the DI Reserves and the Actual Loss Experience (the "DI Claims Report"). The DI Claims Report shall be prepared in accordance with sound actuarial practice, taking into account SAP and the actuarial assumptions and methodologies used by Buyer for SAP financial reporting purposes, and shall set forth in reasonable detail, including the supporting assumptions and methodologies, the actuaries' determination of the amount by which the DI Reserves were deficient compared to Actual Loss Experience or the amount by which the DI Reserves exceeded Actual Loss Experience. Upon completion of such review (which shall not be later than 90 days after the fifth anniversary of the Closing Date), Buyer shall deliver the DI Claims Report to PFG. At the request of PFG, after the DI Claims Report has been prepared, Buyer will cause its personnel and the Buyer Actuary to (i) provide to PFG and its independent actuaries copies of such workpapers and other documents relating to the preparation of the DI Claims Report as PFG or its independent actuaries may reasonably request and (ii) cooperate with, and be reasonably available to, PFG and its independent actuaries and provide such other information reasonably requested by PFG or its independent actuaries concerning the DI Claims Report and any issues related thereto, in each case in good faith and in a manner and at such times as to enable PFG and its independent actuaries to complete its review and analysis of the DI Claims Report within the period specified in paragraph (b) below. The amount by which the DI Reserves are deficient compared to Actual Loss Experience or the amount by which the DI Reserves exceed Actual Loss Experience, as agreed by the parties or reflected in the DI Claims Report (as modified by the Settlement Actuary), in each case discounting the Actual Loss Experience to the Closing Date at a discount rate of 4.5%, are referred to as the "DI Reserve Deficiency" and the "DI Reserve Positive Development," respectively.

          (b) Within 30 Business Days after PFG's receipt of the DI Claims Report, PFG will provide Buyer with written notice indicating whether PFG agrees or disagrees with the information contained in the DI Claims Report. If PFG in such notice agrees with the information contained in the DI Claims Report or if PFG fails to deliver to Buyer such written notice within such 30 Business Day period, the information contained in the DI Claims Report shall be final and binding upon the parties. If PFG in such notice disagrees with the information contained in the DI Claims Report, within ten Business Days after PFG delivers such notice to Buyer of its disagreement with the DI Claims Report, PFG and Buyer will begin good faith negotiations to resolve such disagreement.

          (c) If PFG and Buyer are unable to resolve such disagreement in good faith within ten Business Days after such negotiations begin, such disagreement will be submitted to the Settlement Actuary for resolution. PFG and Buyer will cooperate with the Settlement Actuary and will proceed in good faith to cause the Settlement Actuary to resolve such disagreement within 30 days after such disagreement is submitted to the Settlement Actuary. PFG and Buyer will each pay one-half of the fees and expenses of the Settlement Actuary.

          (d) The Settlement Actuary, in its sole discretion, will determine (i) the nature and extent of the participation by PFG, Buyer and their respective agents in connection with any disagreement submitted to the Settlement Actuary for resolution, (ii) the nature and extent of information that PFG and Buyer may submit to the Settlement Actuary for consideration in connection with such resolution and (iii) the personnel of the Settlement Actuary who will review such information and resolve such disagreement. The Settlement Actuary's resolution of any such disagreement, with respect to dollar amounts, must fall within the range of the disputed amounts stated by PFG and Buyer and will be reflected in a written report which will be delivered promptly to, and will be final and binding upon, PFG and Buyer.

          (e) Within five Business Days after the earlier to occur of (i) the parties' agreement with respect to the level of the DI Reserve Deficiency or DI Reserve Positive Development or (ii) the delivery of the report of the Settlement Actuary as provided in Section 2.4(d) hereof: (A) in the event of a DI Reserve Deficiency, PFG will make a cash payment to Buyer equal to the DI Reserve Deficiency (tax-effected in accordance with the principles of Section 8.6) plus interest thereon at a rate equal to the interest rate on the Acquisition Notes, compounded quarterly from the Closing Date to the date on which such payment is made up to a maximum amount equal to the original principal amount of the Acquisition Notes plus accrued interest thereon at a rate equal to the interest rate on the Acquisition Notes compounded quarterly from the Closing Date to the date of such payment; provided, however, that PFG may, at its option, satisfy any portion or all of its obligation by directing Buyer to reduce the then-accreted value of the Acquisition Notes by the amount that it is satisfying pursuant to this proviso; and (B) in the event of a Positive Reserve Development, Buyer will issue additional Acquisition Notes having an aggregate principal amount as of the date of issuance equal to the amount of the DI Reserve Positive Development (tax-effected in accordance with the principles of Section 8.6(b) to take into account the amount by which Buyer's taxable income is greater than it would have been had there been no DI Reserve Positive Development) plus interest thereon at a rate equal to the interest rate on the Acquisition Notes, compounded quarterly from the Closing Date to the date on which such additional Acquisition Notes are issued, up to a maximum of $10 million plus interest thereon at a rate equal to the interest rate on the Acquisition Notes, compounded quarterly. Any reduction in the principal amount of the Acquisition Notes pursuant to the proviso in clause (A) above will be effected in accordance with, and upon the terms and subject to the conditions of, the Pledge and Security Agreement to be entered into by PFG and Buyer, on the terms attached hereto as Annex C.


                                   ARTICLE III

            REPRESENTATIONS AND WARRANTIES OF PFG, PLAC, SFC AND PCFS

       PFG, with respect to all matters set forth in this Article III, jointly and severally with PLAC, SFC and PCFS, represents and warrants to Buyer; PLAC, with respect only to matters relating to itself and the PennLife Companies, severally and not jointly with any other Seller (except PFG) represents and warrants to Buyer; and SFC, with respect only to matters relating to itself and the ConLife Companies, severally and not jointly with any other Seller (except
PFG) represents and warrants to Buyer; and PCFS, with respect to matters relating to itself and the PCFS Assets, severally and not jointly with any other Seller (except PFG) represents and warrants to Buyer, as follows:

       SECTION 3.1 Organization and Qualification.

          (a) Each of the Sellers and the Companies is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, which as to each of the Companies is set forth opposite its name in Section 3.1(a) of the Disclosure Schedule, with all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as it is now being conducted. Sellers have delivered or made available to Buyer a true and complete copy of the Certificate or Articles of Incorporation and Bylaws (or similar organizational documents) of each of the Companies.

          (b) Each of the Companies is qualified or licensed to do business as a foreign corporation or extra-provincial corporation and is in good standing in every jurisdiction where the nature of the business conducted by it or the properties owned or leased by it requires qualification, except where the failure to be so qualified, licensed or in good standing would not reasonably be expected to have a Material Adverse Effect. Schedule T of each of the PennLife Companies' (except PC-Canada) and ConLife Companies' Annual Statements for the year ended December 31, 1997 and the Annual Statement of PC-Canada set forth a true and complete list of each jurisdiction in which each of the respective PennLife Companies (including PC-Canada) and ConLife Companies is qualified or licensed to do business and is in good standing to transact the business of life and/or accident and health insurance.

          (c) Each U.S. domiciled PennLife Company and ConLife Company is domiciled in its jurisdiction of incorporation, is not deemed to be domiciled in any other jurisdiction, and is licensed to write the types of insurance shown in Section 3.1(c) of the Disclosure Schedule in the jurisdictions shown in such Section, which are all the types of insurance issued by such Companies and all the jurisdictions in which each such Company writes such insurance. Except as set forth in Section 3.1(c) of the Disclosure Schedule, no such license is the subject of a proceeding for suspension or revocation or any similar proceedings and, to the knowledge of Sellers, there is no pending threat of such suspension or revocation by any licensing authority. Each U.S. domiciled PennLife Company and ConLife Company is a "life insurance company" within the meaning of Section 816 of the Code.

       SECTION 3.2 Authorization. Sellers have full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Sellers, the performance by Sellers of their respective obligations hereunder, and the consummation by Sellers of the transactions contemplated hereby, have been duly authorized by their respective Boards of Directors and, where applicable, their respective shareholders. No other corporate action on the part of Sellers is necessary to authorize the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each Seller and constitutes a valid and binding obligation of each Seller, enforceable against each Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

       SECTION 3.3 No Violation. Except as set forth in Section 3.3 of the Disclosure Schedule, neither the execution and delivery of this Agreement by Sellers, the performance by Sellers of their obligations hereunder nor the consummation by Sellers or the Companies of the transactions contemplated hereby will (a) violate, conflict with or result in any breach of any provision of the Certificate or Articles of Incorporation or Bylaws (or similar organizational documents) of any Seller or any of the Companies, (b) violate or conflict with or result in a violation or breach of, or constitute a default or give rise to any right of termination or acceleration (with or without due notice or lapse of time or both) or result in the acceleration of any payments under the terms, conditions or provisions of any note, bond, mortgage, indenture or deed of trust, license, lease or agreement to which any Seller or any of the Companies is a party or by which any of their assets is bound, (c) violate any order, writ, judgment, injunction, decree, statute, rule or regulation of any Governmental Authority applicable to any Seller or any of the Companies or any of their respective assets or (d) result in the creation of any Lien upon any of the assets of any Seller, any of the Companies or PCFS (other than any Liens created by Buyer), except in the cases of clauses (b), (c) and (d) above, for those violations, conflicts, breaches and defaults which would not reasonably be expected to have a Material Adverse Effect.

       SECTION 3.4 Capitalization of the Companies.

          (a) The authorized capital stock of PennLife consists of 50,000 PennLife Shares. As of the date hereof, there are 45,946 PennLife Shares issued and outstanding, all of which have been validly issued, are fully paid and non-assessable and were not issued in violation of any preemptive rights. The authorized capital stock of PFI consists of 1,000 PFI Shares. As of the date hereof, there are 1,000 PFI Shares issued and outstanding, all of which have been validly issued, are fully paid and non-assessable and were not issued in violation of any preemptive rights. The authorized capital stock of ConLife consists of 50,000 ConLife Shares. As of the date hereof, there are 49,998 ConLife Shares issued and outstanding, all of which have been validly issued, are fully paid and non-assessable and were not issued in violation of any preemptive rights. The authorized capital stock of Union Bankers consists of 1,360,000 Union Bankers Shares. As of the date hereof, there are 1,334,001 Union Bankers Shares issued and outstanding, all of which have been validly issued, are fully paid and non-assessable and were not issued in violation of any preemptive rights. The authorized capital stock of Marquette consists of 2,100,000 Marquette Shares. As of the date hereof, there are 175,000 Marquette Shares issued and outstanding, all of which have been validly issued, are fully paid and non-assessable and were not issued in violation of any preemptive rights. The authorized capital stock of Peninsular consists of 7,200,000 Peninsular Shares. As of the date hereof, there are 1,208,599 Peninsular Shares issued and outstanding, all of which have been validly issued, are fully paid and non-assessable and were not issued in violation of any preemptive rights. The authorized capital stock of PC-Canada is unlimited. As of the date hereof, there are 100 PC-Canada Common Shares and 100 PC-Canada Preferred Shares issued and outstanding, all of which have been validly issued, are fully paid and non-assessable and were not issued in violation of any preemptive rights.

          (b) Except as set forth in Section 3.4(b) of the Disclosure Schedule, there are no (i) options, warrants, calls, subscriptions, conversion or other rights, agreements or commitments obligating any Company to issue any additional shares of capital stock or any other securities convertible into, exchangeable for or evidencing the right to subscribe for any shares of capital stock of such Company, (ii) agreements or commitments obligating such Company to repurchase, redeem or otherwise acquire any shares of its capital stock, (iii) restrictions on transfer of any shares of capital stock of such Company (other than pursuant to this Agreement) or (iv) voting or similar shareholder agreements relating to any shares of capital stock of such Company.

          (c) The Peninsular Shares and the PC-Canada Shares are owned beneficially and of record by PennLife, free and clear of all Liens. The PFI Shares are owned beneficially and of record by PFG, free and clear of all Liens. The ConLife Shares are owned beneficially and of record by SFC, free and clear of all Liens, except as set forth in Section 3.4(c) of the Disclosure Schedule. The Union Bankers Shares are owned beneficially and of record by ConLife, free and clear of all Liens, except as set forth in Section 3.4(c) of the Disclosure Schedule. The Marquette Shares are owned beneficially and of record by Union Bankers, free and clear of all Liens. The PennLife Shares are owned beneficially and of record by PLAC, free and clear of all Liens. At the Closing, good and valid title to the Shares shall be conveyed to Buyer or the other parties as provided for in Section 2.2, in the manner contemplated by Section 2.2, free and clear of all Liens, other than those which may be created by Buyer.

          (d) Except as set forth in Section 3.4(d) of the Disclosure Schedule, none of the Companies owns, directly or indirectly, 5% or more of the outstanding voting securities of or otherwise possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of any Person, other than capital stock of one of the Companies owned by another Company and securities held for investment purposes only.

       SECTION 3.5 PFI Subsidiaries and PCFS Assets.

          (a) Section 3.5(a) of the Disclosure Schedule sets forth (i) the name of all Subsidiaries of PFI (the "PFI Subsidiaries") and their respective jurisdictions of incorporation and (ii) the name and number of all authorized, issued and outstanding shares of capital stock of each PFI Subsidiary. Except for the PFI Subsidiaries, PFI directly or indirectly does not own or have the power to vote the shares of any capital stock or other ownership interest or have ordinary voting power to elect the majority of directors of any corporation or other entity or other Person or body performing a similar function of any such entity, as the case may be.

          (b) All of the outstanding shares of capital stock of each PFI Subsidiary have been duly authorized and validly issued, are fully paid and non-assessable, have not been issued in violation of any preemptive rights, and are owned of record and beneficially by the entities named in Section 3.5(a) of the Disclosure Schedule, free and clear of any Liens except as set forth in
Section 3.5(a) of the Disclosure Schedule.

          (c) Except as set forth in Section 3.5(c) of the Disclosure Schedule, there are no (i) options, warrants, calls, subscriptions, conversion or other rights, agreements or commitments obligating any of the PFI Subsidiaries to issue any additional shares of capital stock of such Subsidiary or any other securities convertible into, exchangeable for or evidencing the right to subscribe for any shares of such capital stock, (ii) agreements or commitments obligating any such Subsidiary to repurchase, redeem or otherwise acquire any shares of its capital stock, (iii) restrictions on the transfer of any shares of capital stock of any such Subsidiary (other than pursuant to this Agreement) or (iv) voting or similar shareholder agreements relating to any shares of capital stock of any such Subsidiary.

          (d) PCFS has good and indefeasible title to all of the PCFS Assets, in each case free and clear of all Liens, and PCFS will convey to Buyer good and indefeasible title to all of the PCFS Assets, in each case free and clear of all Liens other than those which may be created by Buyer.

       SECTION 3.6 Consents and Approvals. Except as set forth in Section 3.6 of the Disclosure Schedule, no filing or registration with, no notice to and no permit, authorization, consent or approval of any Governmental Authority is necessary for the consummation by any Seller or the Companies of the transactions contemplated by this Agreement other than consents and approvals of or filings or registrations with (a) the Antitrust Division of the United States Department of Justice (the "DOJ") pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and (b) the insurance departments of the States of Pennsylvania and North Carolina and the federal or provincial government and other requisite federal and provincial regulatory authorities of Canada (the "PennLife Insurance Approvals") and the insurance department of the State of Texas (the "ConLife Insurance Approvals").

       SECTION 3.7  Financial Statements; Reserves.

          (a) Sellers have previously delivered to Buyer true and complete copies of the following (the "SAP Financial Statements"):

              (i) the Annual Statements for each PennLife Company and ConLife Company for each of the years ended December 31, 1996 and 1997 and for Executive Fund Life Insurance Company for the year ended December 31, 1995, in each case as filed with the departments of insurance in the respective states of domicile or Canada, as the case may be, of each PennLife Company and ConLife Company including all exhibits, interrogatories, notes and schedules thereto and any actuarial opinion, affirmation or certification filed in connection therewith;

              (ii) the Quarterly Statements for each PennLife Company and ConLife Company for the quarters ended March 31, June 30 and September 30, 1998 including all exhibits, interrogatories, notes and schedules thereto; and

              (iii) the statutory annual statements and quarterly statements of each PennLife Company and ConLife Company which were filed for 1996, 1997 or 1998 (with respect to the quarters ended March 31, June 30 and September 30) in any jurisdiction other than such Company's jurisdiction of domicile and that differ from the corresponding Annual Statements and Quarterly

Statements for such periods.

Except as set forth in Section 3.7(a) of the Disclosure Schedule, the SAP Financial Statements were, and when delivered in accordance with the provisions of Section 5.18, the 1998 SAP Financial Statements will be, prepared in all material respects in accordance with SAP. Except as set forth in Section 3.7(a) of the Disclosure Schedule, the SAP Financial Statements present fairly in all material respects and, when delivered in accordance with the provisions of
Section 5.18, the 1998 SAP Financial Statements will present fairly in all material respects, the statutory financial position of the applicable Company as of the respective dates thereof and the related summary of operations and changes in capital and surplus and in cash flows of such Company for and during the respective periods covered thereby in conformity with SAP, applied on a consistent basis.

          (b) Except as set forth in Section 3.7(b) of the Disclosure Schedule, all statutory reserves and other similar amounts with respect to insurance as established or reflected in the December 31, 1997 Annual Statement and September 30, 1998 Quarterly Statement of each PennLife Company and ConLife Company were determined (and, when delivered in accordance with the provisions of Section 5.18, all statutory reserves and other similar amounts with respect to insurance as reflected or established in the 1998 SAP Financial Statements will be determined) in all material respects in accordance with SAP and sound actuarial practice, based on actuarial assumptions and methodologies that were (or will be), as of the date of preparation, in compliance in all material respects with, and met (or will meet) in all material respects the requirements of the insurance laws of the respective states of domicile of, the PennLife Companies and ConLife Companies. Except as set forth in Section 3.7(b) of the Disclosure Schedule or in the report delivered by the Reserves Consultants pursuant to
Section 5.3(b) hereof, all such reserves and other similar amounts are (and, in the case of the 1998 SAP Financial Statements, will be) adequate in all material respects, based upon then-current information and assumptions concerning investment income, mortality and morbidity experience, persistency and expenses, to cover the total amount of all reasonably anticipated matured and unmatured benefits, dividends, claims and other liabilities of such Company under all insurance contracts under which such Company had any liability (including without limitation any liability arising under or as a result of any reinsurance, coinsurance or other similar contract) on the respective dates of such financial statements. Except as set forth in Section 3.7(b) of the Disclosure Schedule, each PennLife Company and ConLife Company owns assets that qualify as legal reserve assets under insurance laws applicable to such Company in an amount at least equal to all such reserves and other similar amounts required by such laws to be owned by such Company.

          (c) Since January 1, 1998, Sellers have recorded in accordance with GAAP and SAP additional reserves of at least $20 million relating to adverse reserve development applicable to the disability income claim reserves of PennLife, which additional reserves have not been released.

          (d) Sellers have previously delivered or made available to Buyer a true and complete copy of the unaudited combined financial statements for the Companies (and PCFS, to the extent required under Item 13 of Schedule 14A under the Exchange Act for purposes of the Proxy Statement) as at and for the nine-month period ended September 30, 1998 (the "Unaudited Financial Statements"). The Unaudited Financial Statements fairly present in all material respects and, when delivered in accordance with the provisions of Section 5.18, the Audited Financial Statements, taken together with the notes thereto, will fairly present in all material respects the financial position and results of operations of the Companies (and PCFS, to the extent required under Item 13 of Schedule 14A under the Exchange Act for purposes of the Proxy Statement) as of the respective dates and for the periods indicated therein, in each case in accordance with generally accepted accounting principles ("GAAP") consistently applied except as identified in the report delivered by the Reserves Consultants pursuant to Section 5.3(b) hereof and, in the case of the Unaudited Financial Statements, for the absence of notes. The Unaudited Financial Statements were prepared consistent with past practices of the Companies in the preparation of unaudited financial statements (subject to normal, recurring year-end audit adjustments that in the aggregate are not materially adverse). As used herein, "Financial Statements" means the Unaudited Financial Statements, the Audited Financial Statements and the SAP Financial Statements, collectively.

       SECTION 3.8 Absence of Undisclosed Liabilities. As of the date hereof, and as of the date of the 1998 Audited Financial Statements, except for matters relating to the transactions contemplated by this Agreement, there are and will be no liabilities or obligations of the Companies or PCFS (including without limitation any Liens) that are required to be reflected on a balance sheet prepared in accordance with SAP or GAAP, as applicable, other than (a) liabilities and obligations reserved against in the Financial Statements and not heretofore discharged, (b) policyholder benefits payable or other liabilities or obligations arising in the ordinary course of business after September 30, 1998, or (c) liabilities and obligations disclosed in Section 3.8 of the Disclosure Schedule.

       SECTION 3.9 Absence of Certain Changes. Except as disclosed in Section
3.9 of the Disclosure Schedule or as permitted or contemplated by this Agreement, since September 30, 1998, none of the Companies or PCFS has (a) experienced any change, event or condition which, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect, (b) conducted its business in any material respect other than in the ordinary course, (c) except in the ordinary course of business, incurred any indebtedness for borrowed money or issued any debt securities or assumed, guaranteed or endorsed the obligations of any other Person, (d) except in the ordinary course of business, (i) sold, transferred or otherwise disposed of any of its property or assets or (ii) mortgaged or encumbered any of its property or assets, (e) suffered any material casualty losses not covered by insurance, (f) repurchased any of its capital stock or any capital stock of any of its Subsidiaries, (g) declared, set aside or paid any dividend or other distribution in respect of its capital stock, other than ordinary dividends and payments pursuant to the ConLife Surplus Notes permitted under applicable insurance laws,
(h) amended its Certificate or Articles of Incorporation or Bylaws (or similar organizational documents) or merged with or into or consolidated with any other Person, (i) split, combined or reclassified its capital stock, (j) issued or sold (or agreed to issue or sell) any of its equity securities or any options, warrants, conversion or other rights to purchase any such securities or any securities convertible into or exchangeable for such securities, or granted, or agreed to grant any such rights, (k) increased the rates of compensation (including bonuses) payable or to become payable to any of its officers, employees, agents, independent contractors or consultants other than increases made in the ordinary course of business, (l) entered into any new or amended any existing employment contracts, severance agreements or consulting contracts or instituted or agreed to institute any increase in benefits or altered its employment practices or the terms and conditions of employment in each case other than in the ordinary course of business, (m) changed in any material respect its underwriting, actuarial or tax accounting methods, principles or practices, (n) in the case of the PennLife Companies and the ConLife Companies, ceased its lead generation activities other than in the ordinary course of business, (o) in the case of the PennLife Companies and the ConLife Companies, terminated any material reinsurance or coinsurance contract (including without limitation, any surplus relief or financial reinsurance contract), whether as reinsurer or reinsured other than in the ordinary course of business, (p) entered into any joint ventures or partnerships of any kind, or (q) entered into any contract or other agreements to do any of the foregoing.

       SECTION 3.10 Litigation. Section 3.10 of the Disclosure Schedule sets forth a list, as of the date hereof, of all material actions, suits, arbitrations, investigations or proceedings ("Litigation") pending or, to the knowledge of Sellers, threatened against any of the Companies or PCFS before any Governmental Authority or arbitrator. Except as set forth in Section 3.10 of the Disclosure Schedule, none of the Companies is in default under any material judgment, decree, injunction or order of any Governmental Authority or arbitrator outstanding against it.

       SECTION 3.11 Property; Liens and Encumbrances.

          (a) Section 3.11(a) of the Disclosure Schedule contains a complete and accurate list of all real property owned or leased by the Companies as of the date hereof.

          (b) Except as set forth in Section 3.11(b) of the Disclosure Schedule or in the Financial Statements, all properties and assets owned by the Companies (the "Owned Properties") or leased by the Companies (the "Leased Properties") are free and clear of all liens, pledges, claims, security interests, mortgages, assessments, easements, rights of way, covenants, restrictions, rights of first refusal, defects in title, encroachments and other burdens (collectively, "Liens") except (i) statutory Liens not yet delinquent or the validity of which are being contested in good faith by appropriate actions, (ii) purchase money Liens arising in the ordinary course, (iii) Liens for taxes not yet delinquent,
(iv) Liens reflected in the Financial Statements (which have not been discharged) and (v) Liens which in the aggregate do not materially detract from the value or, in the case of personal property, materially impair the use by the Companies of the property subject thereto or, in the case of real property, materially impair the present and continued use of such property in the usual and normal conduct of the business of the Companies. The Companies have good and indefeasible title to the Owned Properties and good and valid leasehold interests in the Leased Properties and there are no pending or, to the knowledge of Sellers, threatened condemnation proceedings affecting any of the Owned Properties or Leased Properties. To the knowledge of Sellers, the use, occupancy and condition of each parcel of real property that is an Owned Property or a Leased Property is in compliance in all material respects with all applicable laws.

       SECTION 3.12 Certain Agreements.

          (a) Except as disclosed in Section 3.12 of the Disclosure Schedule or in the Financial Statements, none of the Companies or PCFS is a party to any written (a) agreement, contract, indenture or other instrument relating to the borrowing of money or the guarantee of any obligation for the borrowing of money; (b) employment, consulting, compensation or severance agreement with any of its directors, employees or consultants; (c) agreement, contract or commitment limiting or restraining it from engaging or competing in any business; (d) lease pursuant to which it leases the real property set forth in
Section 3.11(a) of the Disclosure Schedule; (e) distribution, dealer, representation, commission or agency agreement, other than agency agreements with insurance agents in the ordinary course of business; (f) contract or agreement with any of its affiliates that will continue after Closing; or (g) any other contract that is material to the businesses of the Companies to the extent such contract would be required to be filed pursuant to Item 601(b)(10) of Regulation S-K under the Exchange Act if the Companies (as a whole) were subject to the reporting requirements thereunder (each of the foregoing a "Material Contract"). Each Material Contract is in full force and effect and has been complied with in all material respects by the Companies and PCFS and, to the knowledge of Sellers, has been complied with in all material respects by all other parties thereto. Except as set forth in Section 3.12 of the Disclosure Schedule, no consent is required under any Material Contract in connection with the consummation of the transactions contemplated by this Agreement.

          (b) Sellers have delivered to Buyer copies of all compensation agreements, and have otherwise disclosed to Buyer in Section 3.12 of the Disclosure Schedule all compensation arrangements, between Sellers and/or the Companies on the one hand, and Gerald Weiner on the other hand.

       SECTION 3.13 Employee Benefit Plans. Section 3.13(a) of the Disclosure Schedule contains (i) a true and complete list by employer of all Persons employed by the Companies, (ii) all ConLife Employees and PCFS Employees who will be offered employment as contemplated by Section 5.13 and (iii) the terms of any severance plans pursuant to which any Company Employee would be entitled to receive payments.

          (a) No Seller or any of their affiliates and none of the Companies (i) currently maintains, administers or contributes to or has any liability under or with respect to, other than benefits claims in the ordinary course of business, or (ii) during the six year period preceding the Closing Date maintained, administered or contributed to: (A) in respect of any plans or employees in the United States, any employee benefit plan, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), including without limitation, any multiemployer plan as defined in Section 3(37) of ERISA ("Multiemployer Plan") or any other plan subject to Title IV of ERISA; or (B) any employment contract, bonus, deferred compensation, incentive compensation, performance compensation, stock purchase, stock option, stock appreciation, phantom stock, saving and profit sharing, severance or termination pay other than statutory or the common law requirements for reasonable notice, health or other medical, salary continuation, vacation, sick leave, holiday pay, fringe benefit, reimbursement program, incentive, life, disability or other (whether insured or self-insured) insurance, supplementary unemployment benefit, pension retirement, supplementary retirement, welfare or other employee plan, program, policy or arrangement, whether written or unwritten, for the benefit of PFI Employees, PCFS Employees, PennLife Employees or ConLife Employees, except as described in Section 3.13(a) of the Disclosure Schedule ("Benefit Plans"), but for greater certainty excluding any such Benefit Plans which are required to be maintained, administered or complied with under applicable law.

          (b) All Benefit Plans comply in all material respects with and are operated in all material respects in accordance with their terms and applicable laws and, in respect of U.S. Benefit Plans, all such Benefit Plans comply in all material respects with and are, and during the six year period preceding the Closing Date have been, operated in all material respects in accordance with their terms and in accordance with ERISA and the Code.

          (c) True and complete copies of each written Benefit Plan and a description of any unwritten benefit plan, summary plan descriptions, and the most recent annual reports on Form 5500, including schedules, audited financial statements and actuarial valuation reports and funding agreements, if any, have been delivered to Buyer.

          (d) Each Benefit Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS as to its qualification under the Code and to the effect that any trust of such Benefit Plan is exempt from taxation under Section 501(a) of the Code, all of which have been delivered or made available to Buyer; and nothing has occurred since the date of such determination letter that reasonably would be expected to negatively affect such qualification or exemption. Except as disclosed in
Section 3.13(d) of the Disclosure Schedule, all Canadian Benefit Plans are duly registered where required by applicable law (including registration with the relevant tax authorities where such registration is required to qualify for tax exemption or other beneficial tax status) and are in material compliance with, all applicable legislation and administrative guidelines issued by the regulatory authorities having jurisdiction over such plans.

          (e) None of the Companies or any entity required to be aggregated with any of the Companies pursuant to Code section 414 or ERISA section 4001(b) ("ERISA Affiliate") have incurred or are reasonably expected to incur, either directly or indirectly, any liability (other than premiums) to the Pension Benefit Guaranty Corporation ("PBGC"). No ERISA Affiliate has contributed to or been obligated to contribute to a Multiemployer Plan during the six year period preceding the Closing Date.

          (f) Except as disclosed in Section 3.13(f) of the Disclosure Schedule, there are no pending or, to the knowledge of Sellers, threatened actions, suits, claims, trials, arbitrations, investigations or other proceedings by any person, including any present or former participant or beneficiary under any Benefit Plan (or any beneficiary of any such participant or beneficiary) involving any Benefit Plan or any rights or benefits under any Benefit Plan other than ordinary and usual claims for benefits by participants or beneficiaries thereunder. There has been no failure to act on the part of Sellers, their affiliates, the Companies, or, to the knowledge of Sellers, any funding agent or any administrator of any of the Benefit Plans that could reasonably be expected to subject Sellers, their affiliates, the Companies or the fund of any such Benefit Plan to the imposition of any penalty with respect to any Benefit Plans, whether by way of indemnity or otherwise. All contributions required to have been made or remitted by Sellers or the Companies to any Benefit Plan under the terms of any such plan any agreement or any other applicable law have been made within the time prescribed by any such plan, agreement or law. No "reportable events" (as defined in ERISA section 4043), "prohibited transactions" (as defined in ERISA section 406) or "accumulated funding deficiency" (as defined in ERISA section 302) have occurred with respect to any Benefit Plan for which liability would be incurred by Buyer.

          (g) Except as disclosed in Section 3.13(g) of the Disclosure Schedule, neither PFG nor any of its affiliates maintains or contributes to any Benefit Plan which provides, or has any liability or obligation to provide, life insurance, medical or other employee welfare benefits to PFI Employees, PCFS Employees, PennLife Employees or ConLife Employees (or their beneficiaries) upon and/or after their retirement, except as may be required by U.S. or Canada federal, state, provincial or local laws, rules or regulations, and all such Benefit Plans may be amended and terminated in accordance with the terms thereof.

          (h) Section 3.13(h) of the Disclosure Schedule properly and adequately reflects, and in the case of clause (ii) below, reflects in accordance with accounting principles agreed to by Buyer and the Companies and reflected in
Section 3.13(h) of the Disclosure Schedule, any and all liabilities and obligations of the Companies, on a company-by-company basis, as of January 1, 1998 (or such more recent date as is practicable) for or in respect of: (i) severance benefits (except for statutory or common law requirements for reasonable notice); (ii) post-retirement welfare benefits payable in respect of any PFI Employees, PCFS Employee, PennLife Employees or ConLife Employees who have retired as of such date; and (iii) any short term disability compensation or benefits in respect of any active PFI Employees, PCFS Employee, PennLife Employees or ConLife Employees.

          (i) Except as disclosed in Section 3.13(i) of the Disclosure Schedule, none of the Benefit Plans contains any provision which would result in any additional benefits, accelerated vesting and/or accelerated payments or which would subject any employee to an excise tax or result in the loss of deductibility under Sections 280G or 4999 of the Code solely as a result of the consummation of the transactions contemplated by this Agreement. No step has been taken, no event has occurred and no condition or circumstance exists that has resulted or could reasonably result in any Canadian Benefit Plan being ordered or required to be terminated or wound-up in whole or in part or having its registration under any applicable law being refused or revoked or being placed under the administration of any trustee or receiver or any regulatory authority.

          (j) None of the Companies, or any organization with respect to which such Company is a successor or parent corporation (within the meaning of ERISA section 4069) has engaged in any transaction described in ERISA section 4069.

          (k) Since the date of the documents provided in accordance with
Section 3.13(c) above, no promises or commitments have been made by Sellers or any of their affiliates or the Companies to amend any Benefit Plan or to provide increased benefits thereunder, except as required by applicable law or by the Benefit Plans.

          (l) Any Benefit Plan that is a pension plan registered under the

Income Tax Act (Canada) which has been created as a result of the division of a predecessor pension plan or the merger of one or more pension plans, has received approval therefor from all appropriate regulatory authorities.

          (m) Except as permitted by the Canadian Benefit Plans and applicable law, there has been no withdrawal of surplus assets or any other amounts from any of the Canadian Benefit Plans other than proper payments of benefits to eligible beneficiaries, refunds of over-contributions to plan members and permitted payments of reasonable expenses incurred by or in respect of such Benefit Plan, for which there is any unsatisfied liability.

          (n) All employer contribution holidays have been permitted by the terms by the Canadian Benefit Plans and have been in accordance with applicable law, except where there is no unsatisfied liability.

       SECTION 3.14 Taxes. Except as set forth in Section 3.14 of the Disclosure
Schedule:

          (a) all Tax Returns required to be filed by or with respect to each of the Companies have been filed, and the Companies have paid all Taxes that are shown to be due on such Tax Returns and all information provided with respect to such Tax Returns is complete and accurate in all material respects;

          (b) the Companies have paid all Taxes owed by such Companies (whether or not shown on any Tax Return) for all taxable periods through and including the Closing Date and there are not and will not be any additional liabilities for Taxes for any such period other than as reflected in the Financial Statements as current Taxes and, with respect to any period between the latest Financial Statements and the Closing Date, as reflected in the Closing Statement;

          (c) the Companies have given or otherwise made available to Buyer correct and complete copies of all Tax Returns, examination reports and statements of deficiencies for periods ending, or transactions consummated, after December 31, 1994;

          (d) there are no outstanding agreements extending or waiving the statutory period of limitation applicable to any claim for, or the period for the collection or assessment or reassessment of, Taxes due from any Company for any taxable period;

          (e) no audit or other proceeding by any Governmental Authority is pending or, to the knowledge of Sellers, threatened with respect to any Taxes due from or with respect to any Company and no claim has been made by any Governmental Authority in a jurisdiction where any of the Companies does not file Tax Returns that it is or may be subject to taxation by that jurisdiction;

          (f) there are no Liens for Taxes upon the assets or properties of any of the Companies, except for statutory Liens for current Taxes not yet due;

          (g) no Company is a party to any agreement relating to the sharing or allocation of, or indemnification agreement with respect to, Taxes, or any similar contract or arrangement;

          (h) each U.S. domiciled PennLife Company and ConLife Company is an "insurance company" within the meaning of Treas. Reg. Sections 1.801-3(a) (under former Section 801 of the Code) and subject to taxation under Subchapter L of the Code for the taxable period ending on the Closing Date and for all prior taxable periods for which the statute of limitations has not expired;

          (i) none of the Companies (i) has income that is includable in computing the taxable income of a United States person (defined in Section 7701 of the Code) under Section 951 of the Code and (ii) is a passive foreign investment company within the meaning of Section 1297 of the Code;

          (j) none of the Companies has filed a consent under Section 341(f) of the Code;

          (k) no property owned by any of the Companies (i) is property required to be treated as being owned by another Person pursuant to the provisions of
Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Return Act of 1986, (ii) constitutes "tax-exempt use property" within the meaning of Section 168(h)(1) of the Code or (iii) is tax-exempt bond financed property within the meaning of
Section 168(g) of the Code;

          (l) none of the Companies is a party to any contract, agreement or other arrangement which could result in the payment of amounts that could be nondeductible by reason of Section 162(m) of the Code;

          (m) none of the Companies has agreed, or is required to make, any adjustment under Section 481(a) or Section 807(f) of the Code;

          (n) none of the Companies has been a member of an affiliated group filing a consolidated federal Income Tax Return (other than a group the common parent of which was PLAC (the "PLAC Group"), in the case of the PennLife Companies, ConLife (the "ConLife Group"), in the case of the ConLife Companies, PFG (the "PFG Group"), in the case of the PFI Companies) or has any liability for Taxes of any Person (other than any member of the PLAC Group, the ConLife Group or the PFG Group, as the case may be) under Treas. Reg. Sections 1.1502-6, Sections 1.1502-78 or similar provision of state, local or foreign law or regulation, as a transferee or successor, by contract or otherwise;

          (o) federal consolidated income Tax Returns or extensions to file have been (or will be timely) filed by or on behalf of the PLAC Group, the

ConLife Group and the PFG Group for periods with filing dates prior to the Closing Date;

          (p) the Companies have each withheld from their respective employees, independent contractors, creditors, stockholders and third parties and timely paid to the appropriate taxing authority proper and accurate amounts in all respects through all periods in compliance with all Tax withholding and remitting provisions of applicable laws and have each complied in all material respects with all Tax information reporting provisions of all applicable laws;

          (q) no Seller is a foreign person within the meaning of Section 1445 of the Code;

          (r) the amount of the policyholders surplus account and shareholder surplus account (as defined in Section 815 of the Code) of each of the U.S. Insurance Companies is accurately set forth in Section 3.14 of the Disclosure Schedule;

          (s) each U.S. Insurance Company is taxable as a life insurance company within the meaning of Section 816 of the Code;

          (t) all life insurance contracts issued by each U.S. Insurance Company (whether developed or administered by or reinsured with any unrelated party) that are subject to Section 7702 of the Code qualify as "life insurance contracts" within the meaning of Section 7702(a) of the Code;

          (u) all contracts issued by each U.S. Insurance Company (whether developed or administered by or reinsured with any unrelated party) that are subject to Section 817 of the Code and the Treasury Regulations promulgated thereunder have met the diversification requirements applicable thereto since the issuance of the contract;

          (v) all annuity contracts issued by each U.S. Insurance Company (whether developed or administered by or reinsured with any unrelated party) that are subject to Section 72(s) of the Code contain all of the necessary provisions of Section 72(s) of the Code;

          (w) the Tax treatment under the Code of all insurance, annuity or investment policies or contracts; all financial products or annuities; or any similar or related policy, contract, plan or product, whether individual, group, or otherwise, issued or sold by any of the U.S. Insurance Companies (whether developed or administered by or reinsured with any unrelated party) is and at all times has been the same or not less favorable to the purchaser, policyholder, or beneficiaries thereof than the Tax treatment under the Code for which such contracts (products, etc.) qualified or purported to qualify or which the Insurance Companies represented could be obtained at the time of its issuance, purchase, modification, or exchange. For purposes of this Section 3.14(w), the provisions of the Code relating to the Tax treatment of such contracts shall include, but shall not be limited to, Sections 72, 79, 101, 104, 105, 106, 125, 130, 401, 402, 403, 404, 408, 412, 415, 419, 419A, 457, 501, 505, 817, 817A,
818, 1035, 7702, and 7702A of the Code;

          (x) any life insurance contract issued by any U.S. Insurance Company (whether developed or administered or reinsured with any unrelated party) which is a modified endowment contract under Section 7702A of the Code (each, an "MEC") has been marketed as such at all relevant times or the policyholder otherwise has consented to such MEC status;

          (y) all U.S. Insurance Companies have computed their respective tax reserves in accordance with the requirements of Sections 807, 811 and 846 of the Code;

          (z) all annuity contracts issued by each U.S. Insurance Company (whether developed or administered by or reinsured with any unrelated party) that are provided under or connected with a plan described in Section 401(a), 403(a) or 403(b) of the Code or which is an individual retirement annuity or provided under an individual retirement account or annuity, satisfies the federal income tax laws applicable to such annuity contract;

          (aa) there are no currently pending or, to the knowledge of Sellers, threatened federal, state, provincial, local or foreign audits or other administrative or judicial proceedings with regard to the Tax treatment of any product or plan sold, issued or administered by the Insurance Companies (whether developed by or reinsured with any unrelated third party);

          (ab) no Insurance Company is a party to any hold harmless, sharing, allocation or indemnification agreement with respect to the Tax qualification or treatment of any product or plan sold, issued or administered by any Insurance Company (whether developed by or reinsured with any unrelated third party);

          (ac) there is no claim, audit, action, suit, proceeding or investigation now pending or threatened against, with respect to or in limitation of the net operating loss carryforwards of the Companies as set forth in Section 3.14 of the Disclosure Schedule (the "NOLs") as of the Closing Date, including without limitation any limitations under Section 382 of the Code (other than limitations incurred in connection with the Closing Transactions);

          (ad) PennLife is a "qualified insurance corporation" within the meaning of Section 810 of the Income Tax Regulations (Canada) for the purposes of Section 116 of the Income Tax Act (Canada) and no Section 116 certificate is required to be obtained pursuant to the Income Tax Act (Canada) in respect of the transfer of the PC-Canada Shares by PennLife to PLAC;

          (ae) PennLife is not and will not be required to pay any Taxes pursuant to subsection 219(5.1) of the Income Tax Act (Canada) in respect of any period ending on or prior to the Closing Date and neither PennLife nor PC-Canada has made or will make in respect of any period ending on or prior to the Closing Date any election pursuant to subsection 219(5.2) of the Income Tax Act (Canada);

          (af) PC-Canada is a "life insurance corporation" as defined for purposes of the Income Tax Act (Canada);

          (ag) PennLife and PC-Canada are registered under Part IX of the Excise Tax Act (Canada); and

          (ah) each of PennLife and PC-Canada has remitted all Canada Pension Plan and Quebec Pension Plan contributions, employment insurance premiums, employer health taxes, workers' compensation premiums and assessments and any other Taxes payable by it for any period ending on or before the Closing Date in respect of its employees to the appropriate taxing authority within the time required by law.

       SECTION 3.15 Compliance with Applicable Law; Permits; Policies.

          (a) The businesses of the Companies and PCFS are being conducted in all material respects in compliance with all applicable provisions of any U.S. and Canadian federal, state, provincial, local or foreign statute, law, ordinance, rule, regulation, judgment, decree, order, concession, grant, franchise, permit or license or other governmental authorization or approval applicable to them, except as set forth in Section 3.15(a) of the Disclosure Schedule and except for such noncompliance as has not had or could not reasonably be expected to have a Material Adverse Effect.

          (b) Each Company and PCFS own or validly hold all licenses, franchises, permits, approvals, authorizations, exemptions, classifications, certificates, registrations and similar documents or instruments that are required for its business and operations (in the case of PCFS, relating to the PCFS Assets), except for those the failure of which to have has not had or could not reasonably be expected to have a Material Adverse Effect (the "Required Permits"). All Required Permits relating to insurance are set forth in Schedule T of each of the PennLife Companies' and ConLife Companies' Annual Statements for the year ended December 31, 1997, and all other Required Permits are listed in Section 3.15(b) of the Disclosure Schedule. In all cases, the Required Permits are valid and in full force and effect and none of Sellers or any Company has received any notice of any inquiry or proceeding that could reasonably be expected to result in the suspension, revocation or material limitation of any such permit; and to the knowledge of Sellers, there is no reasonable basis for any such suspension, revocation or limitation. None of the Companies or PCFS is currently the subject of any supervision, conservation, rehabilitation, liquidation, receivership, insolvency or other similar proceeding nor, other than as described in Section 3.15(b) of the Disclosure Schedule, are any of the Companies or PCFS operating under any formal or informal agreement or understanding with the licensing authority of any State which restricts its authority to do business or requires it to take, or refrain from taking, any action.

          (c) Except as disclosed in Section 3.15(c) of the Disclosure Schedule, all forms of insurance policies and riders thereto currently issued by any PennLife Company or ConLife Company are, to the extent required under applicable laws, on forms approved by applicable insurance regulatory authorities of the jurisdictions in which issued or have been filed with and not objected to by such insurance regulatory authorities within the period provided for such objection and any premium rates with respect to such policies or riders required to be filed with or approved by such applicable insurance regulatory authorities have been so filed or approved and premiums charged conform thereto. No material deficiencies have been asserted by any Governmental Authority with respect to any such filings which have not been cured or otherwise resolved to the satisfaction of such Governmental Authority.

          (d) Except as set forth in Section 3.15(d) of the Disclosure Schedule, each Company (exclusive of their independent agents) and, to the knowledge of Sellers, their independent agents, have marketed, sold and issued products of such Company in compliance in all material respects with all laws applicable to the business of such Company in the respective jurisdictions in which such products have been sold, including but not limited to laws regulating advertisements, requiring mandatory disclosure of policy information, requiring employment of standards to determine if the purchase of a policy or contract is suitable for an applicant, prohibiting the use of unfair methods of competition and deceptive acts or practices and regulating replacement transactions. For purposes of this Section 3.15(d), "advertisement" means any material designed to create public interest in life and health insurance policies, annuity contracts or in an insurer, or in an insurance producer, or to induce the public to purchase, increase, modify, reinstate, borrow on, surrender, replace or retain such a policy or contract, and (ii) "replacement transaction" means a transaction in which a new life or health insurance policy or annuity contract is to be purchased by a prospective insured and the proposing producer should know that one or more existing life or health insurance policies or annuity contracts is to be lapsed, forfeited, surrendered, reduced in value or pledged as collateral. Except as set forth in Section 3.15(d) of the Disclosure Schedule, Sellers have not received notice (written or oral) and are not otherwise aware of any review or investigation by any Governmental Authority of any marketing conduct and/or selling practices of the Companies or their independent agents, other than periodic market conduct examinations arising in the ordinary course of business and Attorney General inquiries in connection with which no material issues have been raised that have not been resolved to the satisfaction of the relevant insurance authorities or Attorneys General, as the case may be.

          (e) Except as set forth in Section 3.15(e) of the Disclosure Schedule, no agent of any of the Companies has any claim against any of the Companies for any compensation or other amounts (the "Agent Compensation") (other than the Pre-Sale Obligations, Post-Closing Compensation Obligations or sales commissions and advances in the ordinary course of business and except for commitments made by Buyer or by a designee of Buyer on Buyer's behalf, including PFG but only to the extent PFG is specifically authorized by Buyer in writing).

          (f) The Companies have previously delivered or made available to Buyer true and complete copies of the reports (or the most recent draft thereof, to the extent any final report is not available) reflecting the results of the two most recent financial examinations and market conduct examinations of any of the Companies issued by any insurance regulator.

          (g) Except as set forth in Section 3.15(g) of the Disclosure Schedule, no insurance policy gives the holder thereof the right to receive dividends, distributions or other benefits based on the earnings or revenues of such Company.

          (h) The PennLife Companies and the ConLife Companies have (i) timely paid all material state and Canadian guaranty association assessments that are due, or claimed or asserted by any insurance regulatory authority to be due, from such Companies, or (ii) provided for all such material assessments in their statutory financial statements, filed with the appropriate insurance regulatory authority, to the extent necessary to be in conformity in all material respects with SAP for such statements.

          (i) Except as set forth in Section 3.15(i) of the Disclosure Schedule, the December 31, 1997 SAP Financial Statements list all material funds maintained in a state of licensure by any of the PennLife Companies or the ConLife Companies under any applicable insurance law (each a "Deposit"), including, without limitation, any Deposit the beneficial interest of which may have been transferred in connection with a Reinsurance Agreement. Except as set forth in Section 3.15(i) of the Disclosure Schedule, the December 31, 1997 SAP Financial Statements accurately set forth as of December 31, 1997 the dollar amount of each such Deposit and the name of the depository in which such Deposit is maintained.

       SECTION 3.16 Brokers Fees and Commissions. Except for Salomon Smith Barney and Fox-Pitt, Kelton Inc., no Seller and no Company (or their respective directors, officers, employees or agents) has employed any investment banker, broker or finder in connection with the transactions contemplated hereby. PFG shall be solely responsible for the fees and expenses of Salomon Smith Barney and Fox-Pitt, Kelton Inc. in connection with the transactions contemplated hereby.

       SECTION 3.17 Proprietary Rights; Year 2000 Compliance. (a) Except as disclosed in Section 3.17(a) of the Disclosure Schedule, each Company owns or possesses the right to use all material trademarks, service marks, patents, patent rights, assumed names, logos, trade secrets, copyrights and trade names ("Intellectual Property") and all material computer software, programs and similar systems that are used by it in the conduct of its business and PCFS owns or possesses the right to use all Intellectual Property and all material computer software, programs and systems that are used by PCFS in the conduct of its business, and all such assets and rights are included in the PCFS Assets. All such Intellectual Property and material computer software, programs and similar systems are in full force and effect in accordance with their terms. None of the Companies or PCFS has received any notice of any conflict with or violation or infringement of or any claimed conflict with or violation or infringement of, any asserted rights of any other Person with respect to any such Intellectual Property or computer software, programs, or similar systems. None of the Companies or PCFS is in conflict with or in violation or infringement of any asserted rights of any other Person with respect to any such Intellectual Property or computer software, programs, or similar systems, except to the extent that any such conflict, violation or infringement does not have, or could not be reasonably expected to have, a Material Adverse Effect.

          (b) Except as disclosed in Section 3.17(b) of the Disclosure Schedule, all material computer hardware and software (including all computer hardware and software in embedded systems) used by the Companies and PCFS (whether such hardware and software is owned by the Companies or PCFS or licensed from third parties) (collectively, the "Technology Systems") is designed or is being modified to be used prior to, during and after the calendar year 2000 and the Companies have taken measures they believe to be sufficient to prepare such hardware and software to continue to operate during each such time period to accurately process date data (including, but not limited to calculating, comparing and sequencing) from, into and between the twentieth and twenty-first centuries, including leap year calculations.

       SECTION 3.18 Insurance. Section 3.18 of the Disclosure Schedule summarizes the amount and scope of the insurance currently in force insuring the Companies and the PCFS Assets and their respective operations and properties against loss or liability. All such policies or contracts of insurance are in material compliance with all applicable laws and all Material Contracts to which any of the Companies or PCFS is a party. All insurance policies pursuant to which any such insurance is provided are in full force and effect. No notice of cancellation or termination of any such insurance policy has been given to any

Company or PCFS and all premiums required to be paid in connection with such insurance policies have been paid in full.

       SECTION 3.19 Environmental Matters. Except as disclosed on Section 3.19 of the Disclosure Schedule:

          (a) the operations of the Companies and the real property currently owned, leased or operated by the Companies or included in the PCFS Assets are in compliance and, during the period of the ownership or tenancy of the Companies and PCFS have been in compliance, with all applicable Environmental Laws, except for such noncompliance as would not reasonably be expected to have a Material Adverse Effect;

          (b) no judicial or administrative proceedings or investigations are pending or, to the knowledge of Sellers, threatened against any of the Companies or to the extent relating to the PCFS Assets, PCFS, pursuant to any applicable Environmental Laws, except for judicial or administrative proceedings or investigations that could not reasonably be expected to have a Material Adverse Effect;

          (c) no condition exists on any real property currently (or to the knowledge of Sellers, formerly) owned, operated or leased by any of the Companies or included in the PCFS Assets arising out of or resulting from any Release of any Hazardous Material that could reasonably be expected to result in the Companies or PCFS incurring any liability under Environmental Laws that would have a Material Adverse Effect and no such property is listed or has been proposed for listing on the National Priorities List, the Comprehensive Environmental Response Compensation and Liability and Information System (CERCLIS) or any analogous state or Canadian federal or provincial lists; and

          (d) Sellers have delivered or made available to Buyer copies of all environmental investigations, audits, assessments or other analyses conducted by or on behalf of, or which are otherwise in the possession of, Sellers or any Company relating to any real property currently or formerly owned or leased by any of the Companies or included in the PCFS Assets.

       SECTION 3.20 Books and Records. Copies of all the minute books and stock record books of the Companies have been delivered or made available to Buyer for inspection and contain accurate records of all meetings of, and written consents by, the boards of directors (and any committees thereof) and shareholders of the Companies from January 1, 1995 to the date hereof and, to the knowledge of Seller, since their respective incorporations.

       SECTION 3.21 Bank Accounts. Section 3.21 of the Disclosure Schedule contains (a) a true and complete list of the names and locations of all banks, trust companies, securities brokers, and other financial institutions ("Banks") at which each of the Companies has an account or safe deposit box or maintains a banking, custodial, trading, trust or other similar relationship ("Accounts"),
(b) a true and complete list and description of each such Account, including a list of all authorized signatories and (c) a true and complete description of all Accounts included in the PCFS Assets and a list of the names and locations of all Banks where such Accounts are located.

       SECTION 3.22 Insurance and Reinsurance.

          (a) Section 3.22(a) of the Disclosure Schedule is a true and complete description of each material contract providing for reinsurance, coinsurance, excess insurance, ceding of insurance, assumption of insurance or indemnification of insurance liabilities to which any PennLife Company or ConLife Company is a party which is currently in effect (the "Reinsurance Agreements").

          (b) Except as required by law or as disclosed in Section 3.22(b) of the Disclosure Schedule, all amounts payable as of the date of this Agreement by any PennLife Company or ConLife Company under any Reinsurance Agreement and, to the knowledge of Sellers, all amounts payable as of the date of this Agreement by any other Person that is a party to any Reinsurance Agreement have been paid in accordance with the terms of the contracts under which they arose except, in each case, for immaterial non-payments or discrepancies that would not adversely affect any of the rights of any PennLife Company or ConLife Company under any such Reinsurance Agreement. Except as disclosed in Section 3.22(b) of the Disclosure Schedule, to the knowledge of Sellers, no reinsurer (other than the Companies) that is a party to any of the Reinsurance Agreements has a valid defense to payment of its material obligations under such Reinsurance Agreements or is in default in any material respect under any Reinsurance Agreement and Seller is not aware of any impairment of the financial condition of any such other party to the extent that a default thereunder could reasonably be anticipated. Each Reinsurance Agreement is in compliance in all material respects with applicable insurance laws and regulations regarding life and health reinsurance agreements. The Companies have not entered into any transaction or series of transactions that are required to be recorded as financial reinsurance pursuant to SAP.

          (c) As of the date hereof, the A.M. Best rating presently held by any of the Companies has not been reduced since August 27, 1998, and other than as set forth in Section 3.22(c) of the Disclosure Schedule, the Sellers have not, as of the date hereof, received any notice of any intended or potential downgrading by A.M. Best.

       SECTION 3.23 Labor Matters.

          (a) None of the Companies is a party to any labor or collective bargaining agreement.

          (b) No employees of any Company and none of the ConLife Employees or PCFS Employees are represented by any labor organization that is certified to represent such employees under the National Labor Relations Act or other applicable law. No labor organization or group of employees of any Company or any ConLife Employees or PCFS Employees has made a pending demand for recognition, certification, successor rights or a related employer declaration, and there are no representation, certification, successor rights or related employer proceedings or petitions or applications for certification seeking a representation proceeding presently pending or threatened to be brought before or filed with the National Labor Relations Board or any other labor relations tribunal or authority. To the knowledge of Sellers, there are no organizing activities involving any Company or PCFS or Services pending with any labor organization or group of employees of any Company or any ConLife Employees or PCFS Employees.

          (c) Except as set forth in Section 3.23(c) of the Disclosure Schedule, there are no strikes, work stoppages, slowdowns, lockouts, material arbitrations or material grievances or other material labor disputes pending or threatened against or involving any Company or Services or PCFS, to the extent applicable to the ConLife Employees or PCFS Employees who are currently employed by Services or PCFS, as the case may be.

          (d) Each of the Companies and Services (with respect to the ConLife Employees) and PCFS (with respect to the PCFS Employees) is in compliance with all laws, regulations and orders applicable to such Company or the ConLife Employees or PCFS Employees, as the case may be, relating to the employment of labor, including all such laws, regulations and orders relating to wages, hours, employment standards, WARN, collective bargaining, discrimination, civil rights, safety and health, workers' compensation and the collection and payment of withholding and/or social security taxes and any similar tax, other than such noncompliance that could not reasonably be expected to have a Material Adverse Effect.

          (e) There is no "mass layoff," "plant closing" or similar event as defined by WARN or similar Canadian legislation with respect to any of the Companies; provided, that no representation is made as to actions taken by Buyer in connection with or after the Closing.

          (f) Except as set forth in Section 3.23(f) of the Disclosure Schedule, as of the date hereof, there are no pending or, to the knowledge of Sellers, threatened complaints, charges or claims against any Company or Services or PCFS brought or filed with any Governmental Authority, arbitrator or court based on, arising out of, in connection with or otherwise relating to the employment or termination of employment by any Company or Services or, to the extent relating to the PCFS Employees, PCFS, of any individual.

       SECTION 3.24 Purchase for Investment. PFG is acquiring the Acquisition Notes for its own account for investment purposes and not with a view to the resale or distribution of the Acquisition Notes. PFG has such knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Acquisition Notes. PFG is an "accredited investor" as defined in Rule 501 of the Securities Act of 1933, as amended. PFG will not, directly or indirectly, dispose of the Acquisition Notes except in compliance with applicable federal and state securities laws.

       SECTION 3.25 Affiliate Transactions. Section 3.25 of the Disclosure Schedule sets forth, as of the date hereof, all contracts, agreements, obligations, commitments and liabilities between any of the Companies and/or between any of the Companies and PFG or any of PFG's affiliates (other than the Companies). All such transactions which were required to have been identified or reported to or approved by the applicable departments of insurance have been identified, reported and/or approved.

       SECTION 3.26 Bonuses. Except as set forth on Section 3.26 of the Disclosure Schedule, no current or former officer, director or employee or agent of any of the Companies is a party to or beneficiary of any contract or other agreement pursuant to which such Person shall receive or is entitled to receive any retention or other transaction bonus or other payment (a "Transaction Bonus") from any Company in connection with the transactions contemplated hereby.

       SECTION 3.27 All Related Assets. As of the Closing Date, immediately following the Closing Transactions, the Companies will own, lease or license all property and assets necessary to carry on their business and operations as presently conducted (except to the extent such property or assets have been transferred or disposed of in connection with the Pre-Closing Restructuring Transactions), all such assets and properties (other than as Buyer and Sellers may mutually agree) will be conveyed to Buyer (either indirectly by means of the transfer of Shares or through the transfer of the PCFS Assets in accordance with
Section 2.2) at the Closing and will as of the Closing permit Buyer to conduct such businesses and operations in the same manner as such businesses and operations have been conducted prior to the Closing (except to the extent such property or assets have been transferred or disposed of in connection with the Pre-Closing Restructuring Transactions).

       SECTION 3.28 Litigation Arising Between Signing and Closing. The Litigation pending or, to the knowledge of Sellers, threatened against any of the Companies or PCFS before any Governmental Authority or arbitrator as of the Closing Date (including the New Litigation and New Employee Claims), considered in the aggregate, will not expose the Companies to any materially greater risks or liabilities than the Litigation set forth on Section 3.10 of the Disclosure Schedule, considered in the aggregate.


                                   ARTICLE IV

                               REPRESENTATIONS AND
                               WARRANTIES OF BUYER

       Buyer hereby represents and warrants to Sellers as follows:

       SECTION 4.1 Organization; Qualifications and Operations. Each of Buyer and its Subsidiaries (collectively, the "Buyer Parties") is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, with all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as it is now being conducted and, in the case of Buyer, to own the Shares and the PCFS Assets. Each Buyer Party is qualified or licensed to do business and is in good standing in each jurisdiction in which the ownership or leasing of property by it or the conduct of its business requires such licensing or qualification, except where the failure to be so qualified or licensed will not affect Buyer's ability to consummate the transactions contemplated by this Agreement and will not have a material adverse effect on the business, results of operations or financial condition of the Buyer Parties, taken as a whole (a "Buyer Material Adverse Effect").

       SECTION 4.2 Authorization. Buyer has full corporate power and authority to execute and deliver this Agreement and each other document to be delivered by Buyer in connection herewith, including the Acquisition Notes and the UAFC Share Purchase Agreement, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement, the Acquisition Notes and the UAFC Share Purchase Agreement, the performance by Buyer of its obligations hereunder and thereunder, and the consummation by Buyer of the transactions contemplated hereby and thereby, have been duly authorized by Buyer's Board of Directors. Except for the approval of the shareholders of Buyer of the matters requiring shareholder approval set forth in the UAFC Share Purchase Agreement, no other corporate proceeding on the part of Buyer is necessary to authorize the execution and delivery of this Agreement and each other document to be delivered by Buyer in connection herewith, including the Acquisition Notes and the UAFC Share Purchase Agreement, or to consummate the transactions contemplated hereby and thereby. Simultaneously with the execution of this Agreement, (i) shareholders owning at least 51% of the issued and outstanding voting securities of Buyer and (ii) shareholders owning at least 51% of the issued and outstanding Series C-1 Convertible Preferred Stock of Buyer (the "Series C-1 Holders") are executing a voting agreement in the form attached hereto as Annex G, pursuant to which such shareholders are agreeing to vote in favor of the matters requiring shareholder approval set forth in the UAFC Share Purchase Agreement (which percentage of shareholders, in respect of the issued and outstanding voting securities and in respect of the Series C-1 Holders, voting as a separate class, is sufficient to approve such matters). Each of this Agreement, the Acquisition Notes and the UAFC Share Purchase Agreement has been duly and validly executed and delivered by Buyer and constitutes a valid and binding obligation of Buyer enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

       SECTION 4.3 No Violation. Subject to the receipt by Buyer of the Buyer Approvals identified in Section 4.5 below and except as set forth in Section 4.3 of the Disclosure Schedule, neither the execution and delivery by Buyer of this Agreement, the Acquisition Notes or the UAFC Share Purchase Agreement, the performance by Buyer of its obligations hereunder and thereunder nor the consummation by Buyer of the transactions contemplated hereby and thereby will
(a) violate, conflict with or result in any breach of any provision of the Articles of Incorporation or Bylaws of any Buyer Party, (b) violate or conflict with or result in a violation or breach of, or constitute a default (with or without due notice or lapse of time or both) under the terms, conditions or provisions of any note, bond, mortgage, indenture or deed of trust, or any license, lease or agreement to which any Buyer Party is a party or by which any of their assets is bound or (c) violate any order, writ, judgment, injunction, decree, statute, rule or regulation of any Governmental Authority applicable to any Buyer Party or any of their assets, except in each case as would not have a Buyer Material Adverse Effect.

       SECTION 4.4 Capitalization. As of the date hereof, the authorized capital stock of Buyer consists of: (i) 20,000,000 shares of common stock, par value $0.01 per share ("Buyer Common Stock"); (ii) 500 shares of Series B Convertible Preferred Stock, par value $1.00 per share, of the Company (the "Series B Preferred"); (iii) 100,000 shares of Series C Convertible Preferred Stock, par value $1.00 per share, of the Company (the "Series C Preferred"); (iv) 22,500 shares of Series D-1 Convertible Preferred Stock, par value $1.00 per share, of the Company (the "Series D-1 Preferred"); and (v) 17,500 shares of Series D-2 Convertible Preferred Stock, par value $1.00 per share, of the Company (the "Series D-2 Preferred"). As of the date hereof, Buyer has 7,638,057 shares of Buyer Common Stock, 400 shares of Series B Preferred, 51,680 shares of Series C Preferred, 22,500 shares of Series D-1 Preferred and no shares of Series D-2 Preferred issued and outstanding. All of such outstanding shares have been validly issued, are fully paid and, except as provided under

Section 630 of the Business Corporation Law of New York (relating to employee wages), nonassessable, and were not issued in violation of any preemptive rights. Except as set forth in Section 4.4 of the Disclosure Schedule, as of the date hereof, there are 2,673,991 warrants to purchase Buyer Common Stock issued and outstanding.

       SECTION 4.5 Consents and Approvals. Except as set forth in Section 4.5 of the Disclosure Schedule, no filing or registration with, no notice to and no permit, authorization, consent or approval of any third party or any Governmental Authority is necessary for Buyer to enter into this Agreement or the UAFC Share Purchase Agreement and issue the Acquisition Notes or for the consummation by Buyer of the transactions contemplated by this Agreement or the UAFC Share Purchase Agreement other than consents and approvals of or filings or registrations with (a) the DOJ pursuant to the HSR Act, (b) the PennLife Insurance Approvals and the ConLife Insurance Approvals, (c) the insurance departments of the States of New York, Texas, Florida; (d) and the federal and provincial governments of Canada, (e) the Commission pursuant to the requirements of the Exchange Act and (f) the approval of the shareholders of Buyer at a special meeting of shareholders of Buyer of the matters requiring shareholder approval as set forth in the UAFC Share Purchase Agreement, in accordance with New York law and the rules of Nasdaq (collectively, the "Buyer Approvals"). Sellers acknowledge that Buyer intends to sell some or all of the Shares and the PCFS Assets to one or more Subsidiaries of Buyer pursuant to
Section 2.2(j), and that the term "Buyer Approval" will include, for purposes of this Section 4.5 and of Section 6.1(a), any and all approvals of the relevant insurance regulators in connection with such transactions.

       SECTION 4.6 Brokers' Fees and Commissions. Except for Chase Securities Inc. ("Chase Securities"), Capital Z Management Inc., Chase Bank and Advest, Inc. ("Advest"), neither Buyer nor any of its directors, officers, employees or agents has employed any investment banker, broker or finder in connection with the transactions contemplated hereby. Buyer shall be solely responsible for the fees and expenses of Chase Securities, Capital Z Management Inc., Chase Bank and Advest in connection with the transactions contemplated hereby.

       SECTION 4.7 Purchase for Investment. Buyer is acquiring the Shares for its own account for investment purposes and not with a view to the distribution of the Shares. Buyer has such knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Shares. Buyer is an "accredited investor" as defined in Rule 501 of the Securities Act of 1933, as amended. Buyer will not, directly or indirectly, dispose of the Shares except in compliance with applicable federal and state securities laws.

       SECTION 4.8 Financing. Concurrently with the execution of this Agreement Buyer is entering into a Stock Purchase Agreement, dated as of the date hereof (the "UAFC Share Purchase Agreement"), with Capital Z Financial Services Fund II, L.P. ("Capital Z"), pursuant to which Buyer has agreed to issue and sell to Capital Z, and Capital Z has agreed to purchase and acquire from Buyer, on the terms and subject to the conditions contained therein, shares of Buyer Common Stock (subject to adjustment in accordance with the UAFC Share Purchase Agreement) for the purchase price set forth in the UAFC Share Purchase Agreement. The proceeds of such issuance will be used to fund a portion of the Cash Purchase Price. In addition, Chase Manhattan Bank, N.A. ("Chase Bank") and Chase Securities have issued a commitment letter (the "Chase Commitment") for the Chase Bank Facility, the proceeds of which will be used to finance the balance of the Cash Purchase Price. True and complete copies of the UAFC Share Purchase Agreement and the Chase Commitment have been delivered to PFG.

       SECTION 4.9 SEC Reports. Except as set forth in Section 4.9 of the Disclosure Schedule, Buyer has timely filed with the Commission (a) Buyer's Annual Report on Form 10-K for the year ended December 31, 1997, (b) Buyer's Quarterly Reports on Form 10-Q for the quarters ended March 31 June 30, and September 30, 1998, (c) all proxy statements relating to meetings of shareholders of Buyer occurring in 1997 and 1998, (d) all Current Reports on Form 8-K required to be filed since January 1, 1998, (e) all amendments and supplements required to be filed to all such reports, and (f) all other forms, reports, statements and other documents required to be filed with the Commission (all such documents in clauses (a) through (f) herein are referred to as the "SEC Reports"). Such SEC Reports filed with the Commission were prepared in all material respects in accordance with the requirements of applicable law and did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading in light of the circumstances under which they were made. Buyer has delivered or made available to Sellers true and complete copies of all of the SEC Reports.

       SECTION 4.10 Absence of Undisclosed Liabilities. Except as set forth in
Section 4.10 of the Disclosure Schedule, as of the date hereof, and as of the Closing Date, except for matters relating to the transactions contemplated by this Agreement or as disclosed in the SEC Reports filed prior to the date hereof, there are no liabilities or obligations of the Buyer Parties that are required to be reflected on a balance sheet prepared in accordance with GAAP other than (a) liabilities and obligations reserved against in the financial statements constituting a part of the SEC Reports and not heretofore discharged,
(b) policyholder benefits payable or other liabilities or obligations arising in the ordinary course of business, or (c) liabilities and obligations disclosed in
Section 4.10 of the Disclosure Schedule.

       SECTION 4.11 Absence of Certain Changes. Except as disclosed in Section
4.11 of the Disclosure Schedule or the SEC Reports filed prior to the date hereof or as permitted or contemplated by this Agreement, since

September 30, 1998, none of the Buyer Parties has (a) experienced any change, event or condition which, individually or in the aggregate, has had or could reasonably be expected to have a Buyer Material Adverse Effect or (b) conducted its business in any material respect other than in the ordinary course.

       SECTION 4.12 Compliance with Applicable Law; Permits; Licenses. Except as set forth in Section 4.12 of the Disclosure Schedule:

          (a) The businesses of the Buyer Parties are being conducted in all material respects in compliance with all applicable provisions of any material federal, state, local or foreign statute, law, ordinance, rule, regulation, judgment, decree, order, concession, grant, franchise, permit or license or other governmental authorization or approval applicable to them, except for such noncompliance as has not had or could not reasonably be expected to have a Buyer Material Adverse Effect.

          (b) Each Buyer Party owns or validly holds all material licenses, franchises, permits, approvals, authorizations, exemptions, classifications, certificates, registrations and similar documents or instruments that are required for its business and operations, except for those the failure of which to have has not had or could not reasonably be expected to have a Buyer Material Adverse Effect. All such licenses, franchises, permits, approvals, authorizations, exemptions, classifications, certificates, registrations and similar documents or instruments are valid and in full force and effect and none of the Buyer Parties has received any notice of any inquiry or proceeding that could reasonably be expected to result in the suspension, revocation or material limitation of any such license; and to the knowledge of Buyer, there is no reasonable basis for any such suspension, revocation or limitation. None of the Buyer Parties is currently the subject of any supervision, conservation, rehabilitation, liquidation, receivership, insolvency or other similar proceeding nor are any of the Buyer Parties operating under any formal or informal agreement or understanding with the licensing authority of any State which restricts its authority to do business or requires it to take, or refrain from taking, any action.


                                    ARTICLE V

                                    COVENANTS

       SECTION 5.1 Conduct of Business Prior to the Closing. Except as expressly contemplated by this Agreement (including without limitation the Pre-Closing Restructuring Transactions (defined below), the Closing Transactions and the other transactions described as conditions to the consummation of the transactions contemplated by this Agreement specified in Article VI hereof), as set forth in Section 5.1 of the Disclosure Schedule or with the prior written consent of Buyer (not to be unreasonably withheld or delayed), during the period from the date of this Agreement to the Closing, PFG and PLAC will cause each PennLife Company to, PFG and SFC will cause each ConLife Company and Services to, and PFG will cause each PFI Company and PCFS to, conduct its business and operations according to its ordinary and usual course of business and will use all reasonable efforts consistent therewith to preserve intact and, as applicable, maintain in good repair its properties, assets and business organizations, to keep available the services of its officers, agents and employees and to maintain satisfactory relationships with policyholders, agents and regulators, in each case in the ordinary course of business. Without limiting the generality of the foregoing, and except as otherwise provided in this Agreement and as set forth in Section 5.1 of the Disclosure Schedule or with the prior written consent of Buyer (not to be unreasonably withheld or delayed), prior to the Closing, PFG and PLAC will not permit any of the PennLife Companies to, PFG and SFC will not permit any of the ConLife Companies or Services to, and PFG will not permit any of the PFI Companies or PCFS to:

          (a) propose or adopt any amendment to its Certificate or Articles of Incorporation or Bylaws (or similar organizational documents);

          (b) except in the ordinary course of business, incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse the obligations of any other Person except for obligations of its Subsidiaries;

          (c) (i) adopt any new Benefit Plan (including any stock option, stock benefit or stock purchase plan) or amend any existing Benefit Plan in any material respect, except for changes which are less favorable to participants in such plans or as may be required by applicable law or (ii) increase in any manner the rate or terms of compensation of any of its directors, officers, agents or employees, except such increases as are granted in the ordinary course of business consistent with past practice, or enter into any employment, severance or collective bargaining agreement;

          (d) enter into any agreement with any officer, director, employee, general agent or sales agent of the Companies, Services or PCFS pursuant to which such Persons will be entitled to receive from any Company any Transaction Bonus;

          (e) (i) sell, transfer or otherwise dispose of any of its property or assets (not including those assets constituting investment securities of the Companies, which are the subject of paragraph (f) below) other than in the ordinary course consistent with past practices and, in any event, if the value of such properties or assets would, individually or in the aggregate, exceed $500,000 or (ii) mortgage or encumber any of its property or assets;

          (f) except in the ordinary course consistent with past practices, sell, transfer or otherwise dispose of any securities in the Companies' investment portfolios;

          (g) enter into or terminate any other material agreements, commitments or contracts, except agreements, commitments or contracts made or terminated in the ordinary course of business;

          (h) (i) split, combine or reclassify the Shares, (ii) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to the Shares, other than those dividends or distributions set forth in Section 5.1(h) of the Disclosure Schedule, (iii) issue, sell or pledge, or authorize or propose the issuance, sale or pledge of any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, the Shares or any of its capital stock, or (iv) redeem, purchase or otherwise acquire directly or indirectly any of its capital stock;

          (i) except in the ordinary course of business or with respect to capital projects approved prior to the date hereof, enter into any agreement or commitment involving an aggregate capital expenditure or commitment exceeding $100,000;

          (j) take any action that would intentionally result in a breach of the representations and warranties contained in Article III of this Agreement;

          (k) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

          (l) materially change any of the tax or financial accounting methods or practices used by it unless required by GAAP, SAP or applicable law;

          (m) settle or compromise any claim (including arbitration) or litigation, which after insurance reimbursement involves an amount in excess of $250,000 or otherwise is material to the Company involved or the Companies taken as a whole;

          (n) file any amended Tax Return or settle or compromise any claim relating to Taxes;

          (o) make any payment, loan or advance of any amount to or in respect of, or engage in the sale, transfer or lease of any of its property or assets to, or enter into any contract with, any affiliate (other than those dividends or distributions set forth in Section 5.1(h) of the Disclosure Schedule or pursuant to arrangements already in place prior to the date hereof and described in Section
3.25 of the Disclosure Schedule);

          (p) amend the terms of or terminate any (i) Material Contracts or Reinsurance Agreements (other than an extension of the terms, or termination in accordance with the scheduled termination, of such Material Contract or Reinsurance Agreements expressly required by their terms) or (ii) contracts, agreements or arrangements with any affiliate to cause any change in the cost, services being provided, or term of any such agreements, other than as specifically contemplated by this Agreement;

          (q) enter into or renew (other than a renewal of such contract expressly required by the terms of such contract) any contract that would be considered a Material Contract or Reinsurance Agreement (including any contracts, agreements or arrangements with any affiliates);

          (r) engage in any transaction with any affiliate, except to the extent provided in this Agreement; or

          (s) agree to take any of the foregoing actions.

       SECTION 5.2 Management of Companies. Sellers shall, from the date of this Agreement through the Closing Date, cause management of the Companies to consult on a periodic basis and in good faith with the employees and representatives of Buyer concerning the management of the Companies' businesses, including without limitation the policies and practices of the Companies with respect to (i) the ceding or assumption of reinsurance or the termination or modification of existing Reinsurance Agreements (except as contemplated by this Agreement), (ii) significant underwriting, actuarial, Tax or accounting issues (including matters related to Tax audits or the establishment, review and modification of insurance and other reserves), (iii) significant matters relating to the conditions, forms and pricing of new kinds of policies and (iv) significant matters relating to the agency force, product distribution, commissions and similar matters; provided, however, that management of the Companies shall not consult with employees and representatives of Buyer on any matter if, based on advice of counsel, management determines that such consultation might violate the provisions of the HSR Act or any other laws.

       SECTION 5.3 Access to Information.

          (a) Between the date hereof and the Closing Date, PLAC, PFG and SFC shall cause the Companies, Services and PCFS to give to Buyer and its counsel, accountants and other authorized representatives and agents, full access, during regular business hours and upon reasonable advance notice, to any and all of their respective premises, properties, contracts, books and records, and will cause their respective officers and employees to furnish to Buyer and its representatives, except where prohibited by law, any and all data and information pertaining, directly or indirectly, to the Companies, the ConLife Employees, the PCFS Employees and the PCFS Assets that Buyer shall from time to time reasonably request, and shall permit Buyer and its representatives to make extracts and copies thereof. Buyer shall not exercise its rights under this Section 5.3(a) in such a manner as to unreasonably interfere with the ordinary operations of any of the Companies, Services or PCFS.

          (b) As part of the foregoing review, PennLife shall, and PFG and PLAC shall cause PennLife to, retain and permit the Reserves Consultants to conduct independent reviews of all insurance reserves of PennLife (other than life insurance reserves) (the "PennLife Insurance Reserves"), including but not limited to disability income claim reserves.

          (c) If the transactions contemplated herein are consummated, Buyer covenants and agrees that it shall preserve and keep the records of the Companies delivered to it hereunder for a period of seven years from the Closing Date, and shall make such records available to PLAC, PFG and SFC (without charge, other than reasonable photocopying expenses if copies are so requested by PFC, PLAC or SFC), as reasonably requested by PLAC, PFG and SFC in connection with any legal proceedings by or against, or governmental investigations of, PLAC, PFG and SFC or any of their affiliates, or in connection with any tax examination of PLAC, PFG and SFC or any consolidated group of which any of them was a part or for any other proper business purpose of PLAC, PFG or SFC or their affiliates.

          (d) If the transactions contemplated herein are consummated, Buyer, Sellers and the Companies jointly covenant and agree that, from and after the Closing Date, each will use its reasonable best efforts to cooperate with each other in connection with (i) the preparation of any Tax Return described in
Section 5.17(e) or 5.17(f) of this Agreement and (ii) any action, suit, proceeding, investigation or audit of any of them relating to any Tax liability that may be the subject of indemnification under Article VIII of this Agreement. In furtherance thereof, Buyer, Sellers and the Companies further covenant and agree to promptly respond to all inquiries related to such matters and to provide, to the extent reasonably possible, substantiation of transactions and to make available and furnish appropriate documents and personnel in connection therewith.

       SECTION 5.4 HSR Act Filings. As soon as practicable after the date hereof, PFG and Buyer shall make appropriate filings with the DOJ under the HSR Act, with respect to the transactions contemplated by this Agreement. In connection with such filings, the parties hereto shall, in cooperation with each other, and as promptly as reasonably practicable from time to time hereafter, make all such further filings and submissions, and take such further action, as may be required in connection therewith. Each party shall furnish the others all information in its possession necessary for compliance by the others with the provisions of this Section 5.4. No party shall withdraw any such filing or submission prior to the termination of this Agreement without the written consent of the other parties.

       SECTION 5.5 State Regulatory Approvals. As soon as practicable after the date hereof, Buyer shall file all applications and other documents, and shall use its reasonable best efforts to obtain all consents and approvals, as are required to be filed or obtained by it under the applicable laws of the States of Texas, North Carolina, Pennsylvania, New York and Florida and the federal or provincial government of Canada, as applicable, and of any other applicable jurisdictions, including all requisite approvals of the insurance regulatory authorities in such jurisdictions and all other governmental approvals required for consummation of the transactions contemplated by this Agreement, in each case as promptly as is practicable. PFG and PLAC shall cause the PennLife Companies, PFG and SFC shall cause the ConLife Companies and Services, to the extent necessary, and PFG shall cause the PFI Companies and PCFS, to the extent necessary, to take all such actions (other than the payment of money not then due and owing or the provision of other consideration) as are reasonably requested by Buyer to assist Buyer in completing all such filings and obtaining all such consents and approvals as are required to be made and obtained. Buyer shall take all such actions (other than the payment of money not then due and owing or the provision of other consideration) as are reasonably requested by PLAC, PFG, SFC and ConLife to assist in completing all filings and obtaining all consents and approvals as any of them may be required to make and obtain.

       SECTION 5.6 Pre-Closing Restructuring Transactions; Other Pre-Closing Matters.

          (a) At or prior to the Closing, PLAC, PFG and SFC shall cause to occur the transactions listed in Annex H (the "Pre-Closing Restructuring Transactions"); provided, however, that the parties acknowledge that a portion of the Cash Purchase Price will be used to effect certain Pre-Closing Restructuring Transactions simultaneously with the Closing.

          (b) Prior to the Closing, Sellers shall pay in full all amounts due or to become due in respect of the lease for 3 Bethesda Metro Center, Suite 1600, Bethesda, Maryland. In addition, prior to the Closing, PFG will assign the Jack Kent Cook Stadium Lease Agreement to a Subsidiary of PFG (other than any of the Companies); provided, that if PFG is unable to assign such lease agreement, PFG shall pay all amounts owing and due with respect to such lease agreement for the full term thereof and shall be entitled to all of the benefits thereof.

       SECTION 5.7 Estimated Statement. PFG shall prepare and deliver (no later than five Business Days prior to the Closing Date) to Buyer a pro forma statement (the "Estimated Statement") reflecting PFG's good faith estimate of the capital and surplus (excluding AVR and IMR) of the PennLife Companies and the ConLife Companies as of the Closing Date assuming that the transactions contemplated hereby (including the Closing Transactions and the Pre-Closing Restructuring Transactions) occurred on and as of such date. The Estimated Statement shall be prepared in accordance with SAP using the assumptions and methodologies used in the preparation of the 1998 SAP Financial Statements.

       SECTION 5.8 Transaction Bonuses. PFG, PLAC or SFC shall pay at or prior to Closing all Transaction Bonuses payable to those officers, directors, employees or agents set forth on Section 3.26 of the Disclosure Schedule or otherwise agreed by Buyer and Sellers prior to Closing in accordance with
Section 5.1(d). To the extent such payments are made by any of the Companies, PFG, PLAC or SFC shall reimburse the relevant Companies for the full amount of such payments at Closing. Buyer shall cause the Companies to assume all obligations under the retention agreements referenced in Section 3.26 of the Disclosure Schedule arising after the Closing, other than the obligation to pay the Transaction Bonuses.

       SECTION 5.9 Payments to Agents. (a) Except as provided in Sections 5.9(b) or (c) below, at or prior to Closing, PFG, PLAC or SFC shall pay any and all amounts payable to any and all agents and other persons under compensation arrangements made or allegedly made in connection with, in contemplation of or otherwise relating to the proposed management-led buyout of PennLife (the "Pre-Sale Obligations").

          (b) At or prior to Closing, Buyer will (i) enter into investment agreements (the "Investment Agreements") with respect to the Buyer Common Stock to be purchased by certain agents of PennLife, (ii) adopt commission schedules and (iii) adopt stock-based and other compensation plans, in each case on terms consistent with Schedule 5.9(b) (the "Post-Closing Compensation Obligations").

          (c) At and after the Closing, Buyer will cause PennLife to make all cash payments that relate to the Pre-Sale Obligations to the extent that such amounts are reserved for such purpose on the Unaudited Financial Statements and the Audited Financial Statements and set forth in Section 5.9 of the Disclosure Schedule.

       SECTION 5.10 All Reasonable Efforts.

          (a) Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done as promptly as practicable, all things necessary, proper and advisable under applicable laws and regulations to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement including, without limitation, all actions necessary to satisfy any conditions set forth in the Chase Commitment. If at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, including, without limitation, the execution of additional instruments, the proper officers and directors of each party to this Agreement shall take all such necessary action.

          (b) At the Closing, PFG will assign to Buyer the non-exclusive right to enforce the rights of PFG under the confidentiality agreements entered into between Salomon Smith Barney, as agent for PFG and the Companies, and the prospective purchasers of the Companies to the extent that such rights pertain to the Companies.

       SECTION 5.11 Public Announcements. The parties hereto will consult with each other and will mutually agree (the agreement of each party not to be unreasonably withheld or delayed) upon the content and timing of any press release or other public statements with respect to the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement prior to such consultation and agreement, except as may be required by applicable law or by obligations pursuant to any listing agreement with any securities exchange or any stock exchange regulations as advised by counsel; provided, however, that each party will give prior notice to the other parties of the content and timing of any such press release or other public statement required by applicable law or by obligations pursuant to any listing agreement with any securities exchange or any stock exchange regulations.

       SECTION 5.12 Disclosure Supplements. From time to time prior to the Closing, PLAC, PFG and SFC may supplement or amend the Disclosure Schedule delivered in connection herewith with respect to any matter which, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedule or which is necessary to correct any information in such Disclosure Schedule which has been rendered inaccurate thereby. Such supplements and amendments shall not be given effect for purposes of Section 6.1(d); however, if the Closing occurs, Buyer shall be deemed to have waived any right or claim it may otherwise have or have had on account of any matter so disclosed in such supplement or amendment.

       SECTION 5.13 Employment and Employee Benefits.

          (a) Buyer shall offer employment to all PCFS Employees (other than such employees who are disabled for purposes of the long-term disability plans, if any, applicable to such employees) employed immediately prior to the Closing Date upon the same terms and conditions of employment as in effect immediately prior to the Closing Date, which employment shall be effective on the Closing Date; provided, however, that Buyer shall not be obligated to offer employment to any PCFS Employees hired between the date hereof and the Closing Date who were hired without the consent of Buyer other than replacement employees performing functions substantially similar to his or her predecessor. Buyer shall be liable, and shall indemnify and hold Sellers harmless from any and all obligations or liabilities, contingent or otherwise, relating to or arising from the employment or termination of employment of the PennLife Employees or PFI Employees or any PCFS Employees hired pursuant to the first sentence of this Section 5.13(a) (together, the "Company Employees"), with respect to periods after the Closing Date. Sellers shall be liable for, and shall indemnify and hold Buyer harmless from any and all obligations or liabilities, contingent or otherwise, relating to or arising from the employment or termination of employment of any other employees of PFG or any of its affiliates (other than any of the Companies), including any PCFS Employees not hired pursuant to the first sentence of this Section 5.13(a) and any ConLife Employees with respect to periods up to and after the Closing Date, except to the extent that such obligations and liabilities are accrued for and are reflected on the Companies' balance sheets.

          (b) At and following the Closing Date: (i) Buyer shall administer and pay the claims, liabilities and expenses, and shall indemnify and hold Sellers harmless with respect to Benefit Plans that are sponsored or maintained by the Companies (the "Buyer Plans"), to the extent that such claims, liabilities and expenses relate to the Company Employees and (A) relate to periods after the Closing Date or (B) relate to periods prior to the Closing to the extent that such claims, liabilities and expenses are accrued and are reflected on the Companies' balance sheets; and (ii) Sellers shall indemnify and hold Buyer harmless with respect to claims, liabilities and expenses under the Buyer Plans, to the extent that such claims, liabilities and expenses relate to periods prior to the Closing and are not accrued or reflected on the Companies' balance sheets. At and following the Closing Date, Sellers shall administer and pay the claims, liabilities and expenses, and shall indemnify and hold Buyer harmless, with respect to all claims, liabilities and expenses relating to (i) any Benefit Plans that are not Buyer Plans, (ii) any "employee benefit plans" (as defined in Section 3(3) of ERISA) other than the Benefit Plans currently or previously sponsored by Sellers, and (iii) any pension plans, whether or not subject to Title IV of ERISA, and any liabilities or expenses incurred by any entity that is required to be aggregated with the Companies pursuant to section 414(b), (c) or (m) of the Code, immediately prior to, but not immediately after, the Closing Date, to the extent that any such claims, liabilities and expenses are not accrued or are not reflected in the Companies' balance sheets.

          (c) Without limiting or expanding Buyer's obligations with respect to the Post-Closing Stock-Based Compensation contemplated in Section 5.9(b) and subject to the last sentence of Section 5.13(d), Buyer shall, and shall cause its Subsidiaries (including the Companies), to provide employee benefits for Company Employees that are at least substantially comparable in the aggregate to the employee benefits and compensation provided to similarly situated Persons (i) by Sellers or their affiliates under the Benefit Plans and compensation arrangements in effect as of the Closing Date or (ii) by Buyer under its employee benefit plans and compensation arrangements in effect for its employees. Buyer shall or shall cause the Companies to pay all accrued and unpaid compensation, including vacation pay, as of the Closing Date in respect of the Company Employees except as provided in Section 5.8 or 5.13(b).

          (d) If Company Employees are included in any benefit plan (including without limitation, provision for vacation) of Buyer or its Subsidiaries, such employees shall receive credit for service prior to the Closing Date with Sellers or any of their Subsidiaries or affiliates to the same extent such service was counted under similar Benefit Plans for purposes of eligibility, vesting and eligibility for retirement, and benefit accrual with respect to vacation, disability and severance. Buyer shall use reasonable efforts to provide medical, dental and health plan coverage to Company Employees as of the Closing Date that shall not include pre-existing condition exclusions, except to the extent such exclusions were applicable under the similar Benefit Plan as of the Closing Date, and such plans shall provide credit for any deductibles and co-payments applied or made with respect to each Company Employee in the calendar year of the Closing. Buyer assumes the obligation, if any, to provide coverage to the extent required by Part 6 of Title I of ERISA from and after the Closing Date to Company Employees (but not any ConLife Employees or PCFS Employees) who terminated their employment on or before the Closing Date. No benefits are guaranteed or promised hereunder to any Company Employee with respect to stock option, bonus or incentive plans, but may be so provided by Buyer in its sole discretion.

          (e) Prior to or effective as of the Closing Date, Sellers shall cause the Companies to contribute or accrue employer matching contributions for the portion of the calendar year prior to the Closing Date, with respect to all Company Employees, and shall immediately thereafter fully vest all such Company Employees' accounts under any 401(k) plan maintained by Sellers or their Subsidiaries prior to the Closing Date for the benefit of Company Employees. As soon as practicable after the Closing Date, Buyer shall cause a 401(k) plan maintained by Buyer or the Companies to accept "eligible rollover contributions," within the meaning of Section 402(f)(2)(A) of the Code, from any 401(k) plan maintained by Sellers or their Subsidiaries prior to the Closing Date, for the benefit of Company Employees.

       SECTION 5.14 Nonsolicitation. Each of PLAC, PFG and SFC and any of its affiliates (other than the Companies) hereby agrees that, for a period commencing on the Closing Date and ending on the second anniversary of the Closing Date, it shall not, without Buyer's prior written consent, directly or indirectly, solicit or hire any of the current officers, general agents or sales agents (down to the level of district manager) of any of the Companies except those officers disclosed in Section 5.14 of the Disclosure Schedule; provided, however, that nothing herein shall prohibit it or any of its Subsidiaries from publishing a general solicitation of employment in any newspaper, magazine, trade publication or other medium or from soliciting or hiring any person who was an officer of any of the Companies on the Closing Date but whose employment by such Company thereafter ceases, except as a result of Sellers' solicitation or hiring of such person in violation of the first clause of this Section 5.14.

       SECTION 5.15 Acquisition Proposals. No Seller shall, nor shall it authorize or permit any of its officers, directors or employees or any investment banker, attorney or other advisor or representative acting on its behalf to, directly or indirectly, (a) make any offer or proposal to any Person or enter into any contract with any Person to (i) sell or otherwise transfer any of the capital stock or assets or properties of the Companies or any of the PCFS Assets or (ii) effect any recapitalization, refinancing, restructuring, merger, consolidation or other business combination involving the Companies or any of the PCFS Assets; (b) entertain, solicit, encourage, accept, negotiate or otherwise hold substantive discussions regarding any offer or proposal from any Person to (i) purchase or otherwise acquire any of the capital stock or assets or properties of the Companies or any of the PCFS Assets, (ii) effect any recapitalization, refinancing, restructuring, merger, consolidation, or other business combination involving the Companies or any of the PCFS Assets, or (c) provide any non-public information regarding the Companies or the PCFS Assets to any prospective purchaser thereof. If any such offer or proposal is made to or received from any Person, Sellers will promptly advise such Person by written notice of the terms of this Section 5.15 and will promptly deliver a copy of such notice to Buyer.

       SECTION 5.16 Section 338(h)(10) Election, Allocation of Purchase Price under Sections 338 and 1060 and Matters Relating to SWLIC. (a) An election under
Section 338(h)(10) of the Code and any corresponding elections under the state, local or foreign tax law (the "338(h)(10) Election") shall be made by PFG and Buyer in respect of the purchase and sale of the PFI Shares. The parties agree that the Purchase Price will be allocated as provided in Section 2.1 to the assets of PCFS and PFI for all purposes (including Tax and financial accounting purposes) in accordance with the rules under Section 338(b)(5) and Section 1060 of the Code and the Treasury Regulations promulgated thereunder. The parties agree to cooperate in good faith in preparing the Allocation Schedule as soon as practicable. Sellers, PCFS, PFI and Buyer will file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with such allocation.

          (b) If requested by Buyer, Sellers shall also join in the filing of a
Section 338(h)(10) Election with respect to the purchase and sale of the ConLife Shares. Any Tax liability resulting from such election and all costs associated with such election shall be borne by Buyer. If such election is made, the principles of the second, third and fourth sentences of Section 5.16(a) shall apply.

          (c) As promptly as practicable (but in no event more than 90 days) after the Closing Date, PFG shall deliver to Buyer (i) a calculation certified by PFG's Chief Financial Officer stating ConLife's estimated tax basis in the shares of common stock, par value $1.00 per share, of SWLIC as of the Closing Date, which shall separately state adjustments for income, losses, distributions, contributions and other relevant adjustments from January 1, 1998 through the Closing Date with respect to such tax basis (the "SWLIC Basis Adjustments") and (ii) if requested by Buyer, an updated appraisal from Tillinghast setting forth the fair market value of SWLIC as of the latest practical date up to and including the Closing Date (the "SWLIC Valuation Opinion"). If Buyer requests the SWLIC Valuation Opinion, the costs thereof shall be shared equally by Buyer and PFG. If Buyer requests the SWLIC Valuation Opinion, the Buyer Actuary shall review the SWLIC Valuation Opinion with Tillinghast in order to arrive at a mutually agreed upon fair market value of SWLIC (the "SWLIC Value"). If the SWLIC Value is greater than $220 million plus the SWLIC Basis Adjustments, 35% of such excess shall be recorded as a liability for Taxes on the Closing Statement with respect to ConLife. PFG and SFC agree that unless such a liability is recorded on the Closing Statement as set forth in the preceding sentence, they shall not take the position in any Tax Return that the Tax basis of SWLIC immediately after the Closing Transactions exceeds $220 million plus or minus, as the case may be, the SWLIC Basis Adjustments.

       SECTION 5.17 Tax Matters.

          (a) Sellers shall be responsible and shall pay all Taxes imposed on the income of the Companies, including, without any limitation, any amounts included in income under Treasury Regulation Sections 1.1502-13 and 1.1502-14, any excess loss accounts taken into income under Treasury Regulation Section 1.1502-19 and any Taxes resulting from the transactions contemplated under this Agreement, for all periods through and including the Closing Date to the extent not provided as a current Tax liability on the Closing Statement. Except as required by law, PFG, PLAC and SFC shall take no position on such Tax Returns that relate to the Companies that would adversely affect the Companies after the Closing Date. The income of the Companies shall be apportioned to the period up to and including the Closing Date (excluding income after the Closing but prior to the end of the Closing Date (i) that is not incurred in the ordinary course of business, (ii) that is not incurred pursuant to the transactions contemplated by this Agreement and (iii) that is caused by Buyer, which in each case shall be attributed to the period after the Closing Date) and the period after the Closing Date by closing the books of the Companies as of the end of the Closing Date.

          (b) PFG, PLAC and SFC shall make no election to retain any net operating loss carryovers or capital loss carryovers of the Companies under

Treasury Regulation Section 1.1502-20(g) or any similar provision of federal, state, local or foreign law.

          (c) PFG, PLAC and SFC shall allow the Companies and its counsel to participate in any audits of the consolidated federal income Tax Returns of PFG, PLAC or SFC to the extent that such Tax Returns relate to the Companies.

          (d) PFG, PLAC and SFC shall immediately pay to Buyer any Tax refund (or reduction in Tax liability) resulting from a carryback of a postacquisition Tax attribute of any of the Companies into a consolidated, combined or unitary Tax Return of PFG, PLAC or SFC, when such refund or reduction is realized by PFG, PLAC or SFC. PFG, PLAC and SFC shall cooperate with the Companies in obtaining such refunds (or reduction in Tax liability), including through the filing of amended Tax Returns. PFG shall be entitled to any Tax refund (or reduction in Tax liability) from a Tax Return for a taxable year that ends on or prior to the Closing Date or the portion ending on the Closing Date of any taxable year that includes the Closing Date that was not reflected on the Closing Statement and is not described in the first sentence of this Section 5.17(d) (a "Seller Refund"), net of any tax payable by Buyer or the Companies in respect of the receipt or accrual of such Seller Refund or any additional correlative tax liability in another taxable year (a "Seller Net Refund Amount"). If Buyers or any of the Companies realize such Seller Refund in cash or through the reduction of another Tax liability for which Buyer is responsible hereunder after the Closing Date, they shall pay the associated Seller Net Refund Amount over to PFG within five days of receipt.

          (e) PFG, PLAC and SFC will prepare or cause to be prepared, and file or cause to be filed in a manner consistent with past practice and in the ordinary course of business (subject to any departure required to comply with any applicable law) (i) all consolidated, combined, or unitary Tax Returns of the Sellers, the PLAC Group, the ConLife Group or the PFG Group that include the Companies for all periods that begin prior to the Closing Date and (ii) all other Tax Returns required to be filed by or on behalf of the Companies on or prior to the Closing Date. PFG, PLAC and SFC agree to consult with Buyer with respect to the Tax Returns described in this section, and shall deliver drafts of such Tax Returns to Buyer no later than 10 Business Days prior to the date, including extensions, on which such Tax Returns are required to be filed.

          (f) Buyer will prepare or cause to be prepared, and file or cause to be filed, all Tax Returns of the Companies other than those set forth in Section 5.17(e). Buyer will prepare all Tax Returns which reflect any Taxes for which PFG, PLAC and SFC may be obligated to indemnify the Buyer Indemnitees under this Agreement, in a manner consistent with past practice (subject to any departure required to comply with any applicable law). Buyer agrees to consult with PFG with respect to the Tax Returns described in the preceding sentence, and shall deliver drafts of such Tax Returns to PFG no later than 10 Business Days prior to the date, including extensions, on which such

Tax Returns are required to be filed.

          (g) The Consolidated Federal Income Tax Liability Allocation Agreement, dated December 14, 1995, among ConLife, Union Bankers and Marquette, as amended by the First Amendment to Consolidated Federal Income Tax Liability Allocation Agreement, dated as of January 1, 1996, among ConLife, Union Bankers, Marquette and SWLIC (other than Section 4 thereof) shall remain in effect solely as between ConLife and SWLIC with respect to taxable periods through and including the Closing Date. Except as provided in the foregoing sentence, effective as of the Closing Date, PFG, PLAC and SFC shall terminate, or cause to be terminated, any agreements relating to the sharing or allocation of, or indemnification agreement with respect to, Taxes, or any similar contract or arrangement to which any of the Companies is party such that none of the Companies has any further Tax liability thereunder except as provided as a current Tax liability on the Closing Statement, which shall be paid as soon as reasonably practicable after the Closing.

       SECTION 5.18 Financial Matters; Proxy Statement. (a) As soon as reasonably practicable following the date of this Agreement, PFG shall deliver to Buyer true and complete copies of (i) the audited combined financial statements of the Companies (and PCFS, to the extent required under Item 13 of Schedule 14A under the Exchange Act for purposes of the Proxy Statement) as at and for the years ended December 31, 1995, 1996, 1997 and 1998, together with the notes thereto (the "Audited Financial Statements"), which shall be certified by KPMG Peat Marwick LLP ("KPMG"), independent public accountants for PFG, (ii) a review letter in form and substance reasonably satisfactory to Buyer relating to the Unaudited Financial Statements (the "Review Letter") and (iii) the Annual Statements for each PennLife Company and ConLife Company for the year ended December 31, 1998, including all exhibits, interrogatories, notes and schedules thereto and any actuarial opinion, affirmation or certification filed in connection therewith (the "1998 SAP Financial Statements"). In addition, PFG shall, as promptly as practicable, provide all other financial data and other information relating to the Companies reasonably requested by Buyer, so as to permit Buyer to satisfy any reporting or disclosure obligations of Buyer relating to the transactions contemplated by this Agreement.

          (b) Prior to the Closing Date, PennLife shall, and PFG and PLAC shall cause PennLife to, record in accordance with GAAP and SAP additional reserves relating to adverse loss development applicable to the disability income claim reserves of PennLife to the extent appropriate as indicated in the applicable report of the Reserves Consultants; provided, that PennLife shall not be required to record additional reserves in excess of $5 million.

          (c) As soon as reasonably practicable after the delivery to Buyer of the Audited Financial Statements for 1995, 1996 and 1997, Buyer shall file with the Commission a preliminary proxy statement (the "Proxy Statement") with respect to, among other things, the solicitation of shareholder votes to amend Buyer's certificate of incorporation to increase its authorized capital stock. Buyer shall use its commercially reasonable efforts to promptly respond to any comments raised by the Commission with respect to the Proxy Statement and shall cause the definitive Proxy Statement to be mailed to the shareholders of Buyer at the earliest practicable date. If any event with respect to Buyer, or with respect to other information supplied by the Companies or Sellers for inclusion in the Proxy Statement, shall occur which is required to be described in a supplement to the Proxy Statement, such event shall be so described, and such supplement shall be promptly filed with the Commission and, as required by law, disseminated to shareholders of Buyer. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

       SECTION 5.19 Peninsular Licenses.

          (a) Prior to the Closing, Sellers shall cooperate with and assist, and shall cause the Companies to cooperate with and assist, Buyer in causing Peninsular (i) to remove such restrictions as is reasonably necessary to permit Peninsular to write new business in the states in which Peninsular holds licenses to conduct insurance business as of the date hereof and (ii) to obtain licenses to conduct insurance business in the states listed in Section 5.19 of the Disclosure Schedule and to obtain such product approvals in such states as Buyer reasonably requests.

          (b) Buyer will reimburse PFG and/or PLAC, as applicable, for all actual out-of-pocket costs incurred in connection with obtaining the licenses and product approvals contemplated in Section 5.19(a) above.

          (c) If Buyer is unable to acquire the Peninsular Shares, (i) the Cash Purchase Price will be reduced by the Peninsular Purchase Price, (ii) PFG or its designee will purchase the Peninsular Shares for an amount in cash equal to the Peninsular Purchase Price, (iii) the Aggregate Capital Amount will be reduced by $12,725,000 and the Target Capital Amount for Peninsular will be eliminated, and
(iv) all ConLife business being reinsured by Peninsular pursuant to the reinsurance transaction contemplated in item 9 of Annex E will be transferred by Peninsular to a party designated by Buyer under a reinsurance agreement containing terms reasonably satisfactory to Buyer.

       SECTION 5.20 PCFS Licenses. At or prior to Closing, Sellers shall use their commercially reasonable best efforts to obtain all software licenses (the "PCFS Licenses") required to be obtained in connection with the sale of the PCFS Assets to Buyer. At the Closing, Buyer shall reimburse PFG for 50% of all costs incurred in connection with obtaining the PCFS Licenses.

       SECTION 5.21 Change of Name. As soon as reasonably practicable after the Closing Date, Buyer shall cause PC-Canada and PFI (and, to the extent applicable, any Subsidiaries thereof) to amend their respective organizational documents and take all other regulatory and other actions to change their respective names to a name that does not include the word "PennCorp" or any variant thereof. Notwithstanding the foregoing, PC-Canada and PFI (and any applicable Subsidiaries thereof) may, until such name change occurs, continue to use stationery, letterhead, policy forms, business cards and other property or assets on which the name "PennCorp" or any variant thereof appears so long as Buyer uses its reasonable efforts to cause appropriate notations to be made thereon indicating that such Companies are divisions of UAFC and are not part of the PennCorp Financial Group, Inc. group of companies.

       SECTION 5.22 Litigation Arising Between Signing and Closing. Sellers will provide Buyer with prompt notice in reasonable detail of any Litigation, complaints, charges or claims against any of the Companies or PCFS before any Governmental Authority or arbitrator initiated or, to the knowledge of Sellers, threatened between the date hereof and the Closing Date that would have been required to be disclosed in Section 3.10 of the Disclosure Schedule ("New Litigation") or Section 3.23(f) of the Disclosure Schedule ("New Employee Claims") had they arisen or been in existence on or prior to the date of this Agreement.


                                   ARTICLE VI

                               CLOSING CONDITIONS

       SECTION 6.1 Conditions to the Obligations of Buyer under this Agreement. The obligations of Buyer under this Agreement to consummate the Closing Transactions shall be subject to the satisfaction, at or prior to the Closing, of the following conditions:

          (a) subject to Section 5.19(c) hereof, all authorizations, consents and approvals contemplated by Sections 3.6 and 4.5, including the PennLife Insurance Approvals, the ConLife Insurance Approvals (which shall include approval to restructure the capital of the PennLife Companies and the ConLife Companies to reset unassigned surplus to not less than zero) and the Buyer Approvals, shall have been obtained and shall be in full force and effect and applicable regulators shall not have imposed any material and adverse prohibitions, limitations, conditions or restrictions on Buyer or any of the Companies in connection with the approvals by such regulators of the Forms A to be filed by the parties as contemplated hereby, including but not limited to a restriction on the ability of any of the Companies to pay ordinary dividends or to write any material line of business.

          (b) any waiting period applicable to the consummation of the sale and purchase of the Shares under the HSR Act shall have expired or been terminated;

          (c) no injunction, restraining order or other ruling or order issued by any Governmental Authority or other legal restraint or prohibition preventing the consummation of the Closing Transactions shall be in effect;

          (d) each of the obligations of PLAC, PFG, SFC and PCFS required to be performed by it at or prior to the Closing pursuant to this Agreement shall have been duly performed and complied with in all material respects, and the representations and warranties of PLAC, PFG, SFC and PCFS contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made at and as of the Closing Date (except (i) as to those representations or warranties which specifically relate to an earlier date, which need to be true and correct in all material respects as of such specified dates and (ii) to the extent that the representation and warranty set forth in Section 3.15(e) has been rendered inaccurate as the result of any claims asserted with respect to Agent Compensation between the date hereof and the Closing), and Buyer shall have received a certificate to that effect signed by a senior officer of each of PLAC, PFG, SFC and PCFS;

          (e) any and all material permits, consents, waivers, clearances, approvals and authorizations of Governmental Authorities and all material consents, licenses, waivers or approvals of any other third parties (other than those contemplated by subparagraph (a) above), including the PCFS Licenses, which are necessary in connection with the consummation of the Closing Transactions and the consummation of the transactions contemplated by the Universal Share Purchase Agreement shall have been obtained;

          (f) Buyer shall have received opinions of counsel to Sellers, in the forms attached hereto as Annex E;

          (g) Security Life and Trust Insurance Company ("Integon") and PennLife shall have entered into a lease agreement containing the material terms set forth on Exhibit D on terms reasonably satisfactory to Buyer pursuant to which, following the Closing, PennLife will continue to occupy office space currently occupied by PennLife Employees at the facility located at Wycliff Road in Raleigh, North Carolina, for the term described in Exhibit D;

          (h) Buyer or any of the Companies and AmeriLife Marketing Inc. shall have entered into an agreement containing the material terms set forth on Exhibit A and otherwise on terms reasonably satisfactory to Buyer;

          (i) the capital and surplus (excluding AVR and IMR) of the PennLife Companies and the ConLife Companies reflected on the Estimated Statement shall equal or exceed the Target Capital Amount for each Company and the Aggregate Target Capital Amount shall have been satisfied;

          (j) all intercompany indebtedness owed by PFG and its affiliates (other than the Companies) to any of the Companies or owed by the Companies to PFG or its affiliates (other than the Companies) as listed on Section 3.25 of the Disclosure Schedule shall have been paid in full, and all other affiliate transactions described on Section 3.25 of the Disclosure Schedule shall have been terminated (other than such affiliate transactions solely among the Companies), with no further liability to any of the Companies or relating to the PCFS Assets;

          (k) PFG shall have executed and delivered the Pledge and Security Agreement;

          (l) the conditions set forth in the Chase Commitment shall have been satisfied, to the satisfaction of Chase Bank and Chase Securities; provided, however, that upon receipt of notice from Chase Bank that the reports delivered by the Reserves Consultants and the 1998 Audited Financial Statements are satisfactory under the terms of the Chase Commitment (which shall be deemed satisfactory for purposes of this clause if no objection is made within 30 days of delivery of the last of such reports and financial statements), the conditions specified in this Section 6.1(m) shall no longer be conditions to the consummation by Buyer of the Closing Transactions;

          (m) the Reserves Consultants shall have completed their review of all of the PennLife Insurance Reserves and the results of such reviews shall be reasonably satisfactory to Buyer; provided, however, that Buyer shall make its determination of the adequacy of such reports within 30 days of delivery of the last of such reports;

          (n) each of the Pre-Closing Restructuring Transactions shall have been completed or otherwise provided for to the reasonable satisfaction of Buyer;

          (o) Sellers shall have delivered to Buyer for inclusion in the Proxy Statement the 1998 Audited Financial Statements specified in Section 5.18(a)(i) and the shareholders of Buyer shall have approved at a special meeting of shareholders of Buyer the matters requiring shareholder approval as set forth in the UAFC Share Purchase Agreement, in accordance with New York law and the rules of Nasdaq;

          (p) the Companies shall have received either (i) a rating of B+ or better from A.M. Best or (ii) assurances from A.M. Best satisfactory to Buyer that on or immediately after the Closing, the Companies will be assigned at least a B+ rating;

          (q) Buyer or a designated subsidiary of Buyer shall have entered into an agreement with Integon, Occidental Life Insurance Company of North Carolina and Professional Insurance Company containing the material terms set forth on Exhibit F or otherwise on terms reasonably satisfactory to Buyer and PFG pursuant to which Buyer or such subsidiary shall have agreed to provide the services specified in Exhibit F for the period specified in Exhibit F;

          (r) the Review Letter shall not indicate any material deficiency in the Unaudited Financial Statements; and

          (s) Sellers shall have delivered to Buyer a certificate complying with Treasury Regulations section 1.1445-2(b)(2), in form and substance reasonably satisfactory to Buyer, duly executed and acknowledged, certifying that Sellers are not foreign persons within the meaning of such section.

       SECTION 6.2 Conditions to the Obligations of Sellers under this Agreement. The obligation of Sellers under this Agreement to consummate the Closing Transactions shall be subject to the satisfaction, at or prior to the Closing, of the following conditions:

          (a) all authorizations, consents and approvals contemplated by Sections 3.6 and 4.5, including the PennLife Insurance Approvals, the ConLife Insurance Approvals and the Buyer Approvals shall have been obtained and shall be in full force and effect and applicable regulators shall not have imposed any material and adverse prohibitions, liabilities, limitations, conditions or restrictions on Sellers or (to the extent Sellers would be prevented from consummating the transactions contemplated by this Agreement) the Companies, in connection with the approvals by such regulators of the Forms A to be filed by the parties as contemplated hereby including but not limited to a restriction on the ability of Union Bankers to pay the Union Bankers Special Dividend or on the ability of the Sellers or the Companies to make any other reallocation of capital and surplus as otherwise permitted or required by this Agreement;

          (b) any waiting period applicable to the consummation of the sale and purchase of the Shares under the HSR Act shall have expired or been terminated;

          (c) no injunction, restraining order or other ruling or order issued by any Governmental Authority or other legal restraint or prohibition preventing the consummation of the Closing Transactions shall be in effect;

          (d) each of the obligations of Buyer required to be performed by it at or prior to the Closing pursuant to the terms of this Agreement shall have been duly performed and complied with in all material respects, and the representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made at and as of the Closing Date (except as to any representation or warranty which specifically relates to an earlier date), and Sellers shall have received a certificate to that effect signed by an officer of Buyer;

          (e) Buyer or a designated subsidiary of Buyer shall have entered into an agreement with Integon, Occidental Life Insurance Company of North Carolina and Professional Insurance Company containing the material terms set forth on Exhibit F or otherwise on terms reasonably satisfactory to Buyer and PFG pursuant to which Buyer or such subsidiary shall have agreed to provide the services specified in Exhibit F after the Closing for the period specified in Exhibit F;

          (f) Sellers shall have received an opinion of counsel to Buyer, in the form attached hereto as Annex F; and

          (g) the shareholders of Buyer shall have approved at a special meeting of shareholders of Buyer the matters requiring shareholder approval as set forth in the UAFC Share Purchase Agreement, in accordance with New York law and the rules of Nasdaq.


                                   ARTICLE VII

                                     CLOSING

       SECTION 7.1 Closing. The closing of the Closing Transactions (the "Closing") shall take place at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, NY 10153, subject to the satisfaction or waiver of the conditions set forth in Sections 6.1 and 6.2, as soon as practicable after the date hereof and in any event not later than June 30, 1999, or at such other time and place and on such other date as Buyer and PFG shall agree (the "Closing Date"). As a further condition to Closing, at the Closing:

          (a) PLAC, PFG, SFC and PCFS, as applicable, shall deliver or cause to be delivered to Buyer the following:

              (i) the certificates described in Section 6.1(d);

              (ii) share certificates representing all of the Shares in appropriate form for transfer to Buyer duly endorsed in blank or accompanied by stock powers duly executed in blank;

              (iii) resignations of the directors of each of the Companies;

              (iv) an executed Bill of Sale, Assignment and Assumption Agreement; and

              (v) a section 116 certificate in respect of the PC-Canada shares bearing a certificate amount not less than the amount of the PC-Canada Purchase Price; provided, that if the certificate is not so delivered, Buyer shall make such withholdings as may be required pursuant to the Income Tax Act (Canada).

          (b) Buyer shall deliver or cause to be delivered to Sellers the following:

              (i) the certificate described in Section 6.2(d);

              (ii) the Acquisition Notes; and

              (iii) an executed Bill of Sale, Assignment and Assumption Agreement; and

          (c) Buyer shall pay or cause to be paid to Sellers, by wire transfer of immediately available funds to such account or accounts as Sellers shall have designated in writing at least two days prior to the Closing Date, the Cash Purchase Price.


                                  ARTICLE VIII

                            SURVIVAL/INDEMNIFICATION

       SECTION 8.1 Survival of Representations and Warranties; Indemnification Obligations.

          (a) Notwithstanding any right of Buyer to investigate fully the affairs of the Company and the Subsidiaries and notwithstanding any knowledge of facts determined or determinable by Buyer pursuant to such investigation or right of investigation, Buyer has the right to rely fully upon the representations, warranties, covenants and agreements of Sellers contained in this Agreement or in any documents delivered pursuant to this Agreement. All representations and warranties contained in this Agreement shall survive the execution and delivery of this Agreement and the Closing (except that the representations and warranties contained in Sections 4.9, 4.10, 4.11 and 4.12 shall not survive the Closing). The representations and warranties of Sellers contained in this Agreement shall terminate and expire (i) with respect to any Claim (as defined below) based on the representations and warranties contained in Section 3.14 (a "Tax Representation Claim") on the date which is 30 days after the date upon which the liability to which any such Tax Representation Claim may relate is barred by all applicable statutes of limitations (including all periods of extension, whether automatic or permissive); (ii) with respect to any Claim based on the representations and warranties contained in Section 3.19, three years after the Closing Date; (iii) with respect to any Claim based on the representations and warranties contained in Section 3.13, on the date upon which the liability to which any such Claim may relate is barred by all applicable statutes of limitations (including all periods of extension, whether automatic or permissive); and (iv) with respect to any Claim based on any other representation and warranty (except for those representations and warranties in Sections 3.1, 3.2, 3.4, 3.5, 3.16 and 3.24 (the "Fundamental Representations"), all of which Fundamental Representations shall survive without limitation), on the date which is 18 months after the Closing Date. Unless a specified period is set forth in this Agreement (in which event such specified period will control), the covenants and agreements of this Agreement will survive the Closing and remain in effect indefinitely.

          (b) PFG, with respect to all matters contemplated by this Agreement, jointly and severally with PLAC, SFC and PCFS; PLAC, with respect only to matters relating to itself and the PennLife Companies, severally and not jointly with any other Seller (except PFG); SFC, with respect only to matters relating to itself and the ConLife Companies, severally and not jointly with any other Seller (except PFG); and PCFS, with respect only to matters relating to itself, severally and not jointly with any other Seller (except PFG), will indemnify, defend and hold harmless Buyer and, following the Closing, the Companies (together with their respective directors, officers, employees, affiliates, successors and assigns, the "Buyer Indemnitees") from and against all actions, causes of action, suits, claims, complaints, demands, litigations, or legal, administrative or arbitral proceedings or investigations ("Claim"), losses, liabili ties, damages (excluding any indirect, consequential or special damages), deficiencies, judgments, assessments, fines, settlements, costs or expenses (including interest, penalties and fees, reasonable expenses and disbursements of outside attorneys, experts and consultants) incurred by the indemnified party in any action or proceeding between the indemnifying party and the indemnified party or between the indemnified party and any third party, or otherwise ("Losses") based upon, arising out of or otherwise in respect of:

              (i) any inaccuracy in or any breach of any representation, warranty, covenant or agreement of Sellers contained in this Agreement or in any documents delivered by Sellers pursuant to this Agreement (including any breach of the representation and warranty in Section 3.15(e) relating to claims for Agent Compensation not listed in

       Section 3.15(e) of the Disclosure Schedule); provided, that for purposes of this Section 8.1(b)(i) only, any inaccuracy in or breach of a representation or warranty shall be determined without reference to any materiality or Material Adverse Effect qualifier (other than such qualifier contained in Section 3.28 hereof) that may be set forth therein;

              (ii) any derivative lawsuits or lawsuits based upon violations of federal and state securities laws against PFG or its affiliates or their respective officers and directors which are pending as of the date of this Agreement or which may be brought after the date of this Agreement, whether or not Buyer, the Companies or any Buyer Indemnitee is named or joined as a party thereto; provided, that Buyer shall not be entitled to indemnification under this Section 8.1(b)(ii) for any Losses incurred by Buyer in connection with such lawsuits that result from any actions of Buyer that are independent from, and not in breach or violation of, any of the transactions or other matters contemplated by this Agreement or any other documents executed and delivered in connection with the transactions contemplated by this Agreement;

              (iii) any Taxes of any member of an affiliated, consolidated, combined, or unitary group of which any of the Companies is or was a member on or prior to the Closing Date by reason of the liability of the Companies pursuant to Treasury Regulation Section 1.1502-6(a) or any analogous or similar state, local or foreign law or any contractual liability for Taxes of any party other than the Companies;

              (iv) any Phase III Taxes of any Company relating to any period up to and including the Closing Date;

              (v) any Phase III Taxes of any Company relating to any period after the Closing Date up to and including five taxable years following the Closing Date and all or any portion of any later taxable year through and including the fifth anniversary of the Closing Date; provided, that if any Phase III Taxes arise after the Closing Date as a result of any action taken by Buyer, Buyer shall only be entitled to be indemnified for 75% of such Taxes; provided further, that PFG, SFC and PLAC shall not be liable hereunder with respect to any Phase III Taxes caused solely by Buyer's failure to make reasonable efforts, for such period, to (A) maintain in force the reinsurance agreement between ConLife and Peninsular contemplated by item 9 of Annex H (unless otherwise required by applicable regulators) and (B) maintain Peninsular as a life insurance company within the meaning of Section 816 of the Code;

              (vi) any reductions in or limitations on the NOLs resulting from any challenge by a Governmental Authority or limitation imposed under the Code (other than limitations imposed solely by reason of the Closing Transactions), including without limitation any increased liability or Taxes with respect to periods after the Closing;

              (vii) in the event the NOLs available for carryover, as provided in Section 3.14(ac), are less than $20 million, the amount of the difference multiplied by 35%, utilizing a discount rate of 15% per annum, utilizing the date when such unavailable amount of NOLs would otherwise have been available and reflecting the principles of Section 382 of the Code, will constitute the amount of Buyer's loss. An example of the application of this calculation is set forth in Exhibit G.

              (viii) any of the Pre-Closing Restructuring Transactions (whether such Losses relate to Taxes or otherwise);

              (ix) any Taxes, or for any Loss of Tax benefits, incurred in connection with or as a result of any 338(h)(10) Election pursuant to
       Section 5.16 of this Agreement;

              (x) any Taxes related to the Closing Transactions;

              (xi) the Transaction Bonuses and the Pre-Sale Obligations (other than any Losses resulting from the failure by Buyer to perform its obligations under Section 5.9(b) or (c));

              (xii) any liabilities of PCFS that Buyer has not expressly assumed;

              (xiii) the failure of PCFS to comply, in connection with the sale of the PCFS Assets, with all applicable bulk sales or bulk transfer laws;

              (xiv) the presence at any time prior to the Closing of underground fuel storage tanks at, or the use prior to the Closing as an auto service station of, the commercial property located at 645 Riverside Avenue, Jacksonville, Florida 32204 (referred to in Section 3.19 of the Disclosure Schedule) and arising pursuant to Environmental Laws; and

              (xv) the wrongful discharge claim by Mr. Ernie Brezden (item 16 of Section 3.10 of the Disclosure Schedule), the discrimination claim by Bernadette Somerville (item 6 of Section 3.10 of the Disclosure Schedule) and the discrimination claim by Robert Foster (item 18 of Section 3.10 of the Disclosure Schedule).

       SECTION 8.2 Obligation of Buyer to Indemnify. Buyer agrees to indemnify, defend and hold harmless Sellers (other than, following the Closing, the Companies) and their respective directors, officers, employees, affiliates, successors and assigns from and against all Losses based upon, arising out of or otherwise in respect of (i) any inaccuracy in or any breach of any representation, warranty, covenant or agreement of Buyer contained in this

Agreement or in any documents delivered by Buyer pursuant to this Agreement and
(ii) a breach by Buyer of its obligations under Section 5.9(b) or (c) of this Agreement, including the Post-Closing Compensation Obligations.

       SECTION 8.3 Notice and Opportunity to Defend.

          (a) Notice of Asserted Liability. The party making a claim under this
Article VIII is referred to as the "Indemnitee," and the party against whom such claims are asserted under this Article VIII is referred to as the "Indemnifying Party." All claims by any Indemnitee under this Article VIII shall be asserted and resolved as follows: Promptly after receipt by the Indemnitee of notice of any Claim or circumstances which, with the lapse of time, would or might give rise to a Claim or the commencement (or threatened commencement) of a Claim including any action, proceeding or investigation (an "Asserted Liability") that may result in a Loss, the Indemnitee shall give notice thereof (the "Claims Notice") to the Indemnifying Party. The Claims Notice shall describe the Asserted Liability in reasonable detail, and shall indicate the amount (estimated, if necessary and to the extent feasible) of the Loss that has been or may be suffered by the Indemnitee.

          (b) Opportunity to Defend. (i) The Indemnifying Party may elect to compromise or defend, at its own expense and by its own counsel, any Asserted Liability (excluding those related to Taxes relating to any period ending after the Closing Date). If the Indemnifying Party elects to compromise or defend such Asserted Liability, it shall within 30 days (or sooner, if the nature of the Asserted Liability so requires) notify the Indemnitee of its intent to do so, and the Indemnitee shall cooperate, at the expense of the Indemnifying Party, in the compromise of, or defense against, such Asserted Liability. If the Indemnifying Party elects not to compromise or defend the Asserted Liability, fails to notify the Indemnitee of its election as herein provided or contests its obligation to indemnify under this Agreement, the Indemnitee may pay, compromise or defend such Asserted Liability. Notwithstanding the foregoing, neither the Indemnifying Party nor the Indemnitee may settle or compromise any Asserted Liability over the objection of the other; provided, however, that consent to settlement or compromise shall not be unreasonably withheld. In any event, the Indemnitee and the Indemnifying Party may participate, at their own expense, in the defense of such Asserted Liability. If the Indemnifying Party chooses to defend any Asserted Liability, the Indemnitee shall make available to the Indemnifying Party any books, records or other documents within its control as well as reasonable access to its employee and consultants, in each case to the extent necessary or appropriate for such defense. In the event it is determined by a court of competent jurisdiction that an Indemnitee is not entitled to indemnification pursuant to this Article VIII for any Asserted Liability, then the Indemnitee shall promptly reimburse the Indemnifying Party for all fees, costs and expenses

(including reasonable fees, expenses and disbursements of outside attorneys, experts and consultants) incurred by the Indemnitee in connection with the defense of such Asserted Liability.

       SECTION 8.4 Limitations on Indemnification. The indemnification provided for in Sections 8.1 and 8.2 shall be subject to the following limitations:

          (a) The Indemnifying Parties shall not be obligated to indemnify the Buyer Indemnitees for Losses arising under Section 8.1(b)(i) with respect to breaches of representations and warranties until the aggregate amounts for indemnification under Section 8.1(b)(i) equals $2.5 million (the "Basket Amount"), whereupon the Indemnifying Parties shall be obligated to pay only the amount of such Losses in excess of the Basket Amount; provided, however, that the foregoing limitation shall not apply to, and the Indemnifying Parties shall be obligated to indemnify the Buyer Indemnitees for the full amount of, Losses arising under Section 8.1(b)(i) based upon, arising out of or otherwise in respect of the Fundamental Representations and Sections 3.13 and 3.14 (collectively, the "Basket Exclusions") without regard to the Basket Amount; provided further, that any Losses based upon, arising out of or otherwise in respect of the Basket Exclusions shall not be counted against the Basket Amount.

          (b) The Sellers, collectively, shall not be obligated to make any payment for indemnification under Section 8.1(b) with respect to breaches of representations and warranties (except those based upon, arising out of or otherwise in respect of the Fundamental Representations and Sections 3.13(e) and 3.14(n)) and under Sections 8.1(b)(iv), (v), (vi), (ix) and (x) in excess of the Purchase Price; provided, that (i) SFC shall not be obligated to make any payment for indemnification under Section 8.1(b) in excess of the sum of the Union Bankers Purchase Price and the ConLife Purchase Price, (ii) PLAC shall not be obligated to make any payment for indemnification under Section 8.1(b) in excess of the sum of the Peninsular Purchase Price, the PC-Canada Purchase Price and the PennLife Purchase Price and (iii) PCFS shall not be obligated to make any payment for indemnification under this Section 8.1(b) in excess of $1.0 million.

          (c) Buyer shall not be obligated to make any payment for indemnification under Section 8.2 in excess of $50 million.

       SECTION 8.5 Set-off Rights. In addition to, and not in replacement of, the rights of Buyer set forth in Section 2.4 above, each of PFG, PLAC, SFC and PCFS agrees that Buyer shall have the right, but not the obligation, to set-off against the payment obligations under the Acquisition Notes the full amount of any Losses required to be paid by such Seller pursuant to Section 8.1(b), as more fully set forth in the Pledge and Security Agreement. Buyer's set-off right will terminate on the fifth anniversary of the Closing Date; provided, that such rights will continue unimpaired beyond the fifth anniversary of the Closing Date with respect to any Claim as to which Buyer shall have notified PFG and is pending as of the fifth anniversary of the Closing Date or as to which Buyer shall have given notice in good faith to PFG prior to such date. The termination of Buyer's set-off rights as provided in the preceding sentence shall not apply to Buyer's rights to set-off in connection with the DI Reserves, which rights are set forth in Section 2.4 of this Agreement.

       SECTION 8.6 Adjustment to Purchase Price; Offsetting Tax Benefits.

          (a) It is the intention of the parties hereto that any payment under Sections 2.3 or 2.4 or under this Article VIII shall be treated as an adjustment to the Purchase Price for all Tax purposes and the parties agree to file their Tax returns accordingly. In the event that any such payment to Buyer or its Subsidiaries (including the Companies) is not so treated, the amount of such payment shall be increased so that, after payments of all Taxes due thereon, the amount retained by Buyer is equal to the amount that Buyer would have retained if no such Taxes had been due.

          (b) The amount of an indemnified Loss shall be reduced by (or the Indemnitee shall pay to the Indemnifying Party) any Tax benefits actually realized by the Indemnitee or its affiliates which are directly attributable to the Indemnifiable Loss (including, without limitation, any Tax benefits arising from the payment or accrual of the indemnified Loss or any correlative offsetting Tax benefit realized in a taxable period) (an "Offsetting Tax Benefit"), promptly after realizing such Offsetting Tax Benefit in cash.

       SECTION 8.7 Exclusive Remedy. Each party hereto agree that, to the fullest extent permitted by law, such party's sole and exclusive remedy with respect to any claim or cause of action asserted by it relating to or arising from breaches of the representations and warranties or covenants and agreements of any other party contained in this Agreement shall be limited to its rights under, and subject to the terms and conditions of, this Article VIII. Notwithstanding the foregoing, (i) the parties shall have the right to obtain equitable relief in the form of a temporary or permanent injunction or order for specific performance and (ii) each party shall have the right to assert any claim for fraud against any other party for any breach of this Agreement.


                                   ARTICLE IX

                           TERMINATION AND ABANDONMENT

       SECTION 9.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the
Closing:

          (a) by mutual consent of each of the Sellers and Buyer;

          (b) by any of the Sellers or Buyer:

              (i) if a Governmental Authority shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling the parties hereto shall use their best efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting any of the Closing Transactions and such order, decree, ruling or other action shall have become final and nonappealable; or

              (ii) if the Closing shall not have occurred on or before March 31, 1999; provided, however, that this Agreement shall automatically extend for up to two consecutive 30-day periods commencing on March 31, 1999 if
       (A) Sellers prior to such time shall not have secured the PennLife Insurance Approvals, ConLife Insurance Approvals and the Buyer Approvals have not yet been obtained or (B) the Proxy Statement prior to such time shall not have cleared review by the Commission or the Proxy Statement has cleared review by the Commission but additional time is required to hold the meeting of shareholders of Buyer contemplated by Section 4.5(e) of this Agreement or to close the transactions contemplated by this Agreement after such meeting; provided further, however, that the right to terminate this Agreement shall not be available to any party whose breach of this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before March 31, 1999 (or the end of the second 30-day period, if applicable);

          (c) by Buyer if a material default or breach shall be made by Sellers with respect to the due and timely performance of any of their covenants or agreements contained herein, or in any of their representations or warranties contained in the Agreement, if such default or breach has not been cured or waived within 30 days after written notice to such breaching party specifying, in reasonable detail, such claimed material default or breach and demanding its cure or satisfaction;

          (d) by Sellers if a material default or breach shall be made by Buyer with respect to the due and timely performance of any of its covenants or agreements contained herein, or in any of its representations or warranties contained in the Agreement, if such default or breach has not been cured or waived within 30 days after written notice to Buyer specifying, in reasonable detail, such claimed material default or breach and demanding its cure or satisfaction; or

       SECTION 9.2 Expenses in the Event of Termination. If this Agreement is terminated by Buyer or Sellers for any reason other than pursuant to

Section 9.1(a), (b)(i), (b)(ii)(A) (with respect to approvals to be obtained in Florida and New York by Buyer (only if such approvals are not obtained because of the unsuitability of Buyer, Buyer Sub or Capital Z)), (b)(ii)(B) (except if the Proxy Statement has not cleared review by the Commission solely because of the Financial Statements required to be included in the Proxy Statement) or (d) or the failure of Buyer to obtain the shareholder approval contemplated by
Section 4.5, Sellers shall pay to Buyer and Capital Z an amount necessary to reimburse Buyer and Capital Z for 75% of all actual out-of-pocket costs and expenses of Buyer and Capital Z incurred through the date of termination by Capital Z and Buyer in connection with the transactions contemplated by this Agreement (exclusive of any bank commitment fees) and the UAFC Share Purchase Agreement (including the negotiation of the Chase Bank Facility), which payment shall be made by Sellers by wire transfer of immediately available funds within three business days after receipt by Sellers from Buyer and/or Capital Z of an invoice or invoices identifying such costs and expenses in reasonable detail, together with all supporting invoices, and specifying the account or accounts into which funds should be deposited.

       SECTION 9.3 Procedure and Effect of Termination. In the event of termination and abandonment of the transactions contemplated hereby pursuant to
Section 9.1, written notice thereof shall forthwith be given to the other parties to this Agreement and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned, without further action by any of the parties hereto. If this Agreement is terminated as provided herein:

          (a) upon request therefor, each party will redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the party furnishing the same; and

          (b) no party hereto shall have any liability or further obligation to any other party to this Agreement resulting from such termination except (i) that the provisions of this Section 9.3 and Sections 9.2, 9.4 and 9.5 shall remain in full force and effect and (ii) no party waives any claim or right against a breaching party to the extent that such termination results from the breach by a party hereto of any of its representations, warranties, covenants or agreements set forth in this Agreement.

       SECTION 9.4 Mutual Agreement of Parties. (a) In the event of termination of this Agreement, neither Buyer nor any Seller shall, for a period commencing on the date of such termination and ending 18 months thereafter, without the consent of the other, directly or indirectly solicit for employment or hire any employee or agent of Buyer or any Seller, as the case may be, of whom Buyer or any Seller, as the case may be, became aware as a result of the transactions contemplated by this Agreement; provided, however, that no party shall be prohibited from publishing a general solicitation of employment in any newspaper or magazine or from hiring an employee or agent of another party who seeks employment without solicitation. This Section 9.4 will supersede the agreement between the parties with respect to the subject matter hereof contained in the Confidentiality Agreement, dated May 29, 1998, between PFG and Capital Z (the "Confidentiality Agreement").

          (b) Notwithstanding the foregoing, nothing contained in Section 9.4(a) shall mean or shall be interpreted to mean that, upon termination of this Agreement, Buyer or Sellers in any way would be restricted or prohibited from working with or engaging in business in any form whatsoever with Gary Boesch or any affiliated entity.

       SECTION 9.5 Confidentiality. Each party hereto acknowledges that the other parties have legitimate and continuing proprietary interests in the protection of their confidential information and that the parties have invested substantial sums and will continue to invest substantial sums to develop, maintain and protect such confidential information. Prior to and after the Closing, each party agrees not to disclose, furnish or make accessible to anyone or use for its own benefit (other than as contemplated hereby) any trade secrets or other confidential or proprietary information of another party relating to the Companies and/or their respective businesses, the PCFS Assets or the other parties including, but not limited to, information obtained by or revealed to such party during any investigations, negotiations or review relating to this Agreement, the UAFC Share Purchase Agreement and any other document contemplated hereby or thereby or any past or future actions taken in connection with, pursuant to, in accordance with, or under this Agreement, including without limitation any business plans, marketing plans, financial information, strategies, systems, programs, methods, employee lists, computer programs, insurance profiles and customer lists; provided, however, that such protected information shall not include (i) information required to be disclosed by law, legal or judicial process (including a court order, subpoena or order of a Governmental Authority) or the rules of any stock exchange (including Nasdaq),
(ii) information that is or becomes available to the disclosing party on a non-confidential basis from a source other than the other parties and not obtained in violation of this Agreement and (iii) information known to the public or otherwise in the public domain without violation of this Section 9.5.


                                    ARTICLE X

                            MISCELLANEOUS PROVISIONS

       SECTION 10.1 Post-Closing DI Reserves Information. Until the fifth anniversary of the Closing Date, from time to time, Buyer shall afford Sellers reasonable access, and shall cause the officers, employees, agents and representatives of PennLife to permit Sellers, reasonable access to review and examine Buyer's procedures and policies for payment of claims and estimation of reserves relating solely to the DI Reserves (the "DI Reserve Information"). In connection therewith, Buyer shall cause PennLife to give Sellers (including Sellers' officers, attorneys, accountants and actuaries) access, during normal business hours, to the books and records of PennLife to the extent they relate to the DI Reserves Information; provided, that such access does not unreasonably disrupt the normal operations of Buyer. Buyer will cause the employees and agents of PennLife to cooperate fully with Sellers in connection with such review, to the extent such cooperation does not unreasonably interfere with the normal operations of PennLife. Sellers acknowledge the strict confidential nature of the DI Reserves Information and hereby agree that any information prepared in connection with or in any way relating to Sellers' review and examination of the DI Reserves Information shall be kept confidential in accordance with Section 9.5 of this Agreement, except as may otherwise be necessary in connection with the Reserves Adjustment to take place on the fifth anniversary of the Closing Date in accordance with Section 2.4 of this Agreement. Notwithstanding the foregoing, Buyer shall not be required under this
Section 10.1 to take any action that would unreasonably interfere with the conduct of its business or that of PennLife or cause Buyer or PennLife to incur any expense (unless Sellers agree to promptly reimburse Buyer and PennLife for any such expense).

       SECTION 10.2 Amendment and Modification. This Agreement may only be amended, modified or supplemented by a written instrument signed by all the parties hereto.

       SECTION 10.3 Waiver of Compliance; Consents. Any failure of Buyer to comply with any obligation, covenant, agreement or condition contained herein may be waived in writing by PFG, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any other failure. Any failure of Sellers to comply with any obligation, covenant, agreement or condition contained herein may be waived in writing by Buyer, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any other failure.

       SECTION 10.4 Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

       SECTION 10.5 Expenses and Obligations. PFG, PLAC, SFC and PCFS shall be responsible for paying all third-party costs and expenses incurred by them and all third-party costs and expenses in excess of $1.5 million incurred by the Companies in connection with the Pre-Closing Restructuring Transactions (not including those costs associated with the termination by Sellers prior to the Closing of the Lincoln National Agreement) and in preparing the Companies for sale to Buyer.

       SECTION 10.6 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their successors and assigns. Except for Section 9.1(e), nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement, whether by a claim of third party beneficiary or otherwise, and PFG agrees that it has no third party beneficiary rights or any other enforceable rights under the UAFC Share Purchase Agreement and the Chase Commitment Letter.

       SECTION 10.7 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given upon the earlier of delivery thereof if by hand or upon receipt if sent by mail (registered or certified, postage prepaid, return receipt requested) or on the second next Business Day after deposit if sent by a recognized overnight delivery service or upon transmission if sent by telecopy or facsimile transmission (with electronic acknowledgment of transmission confirmed) as follows:

              (a) If to Buyer or, after the Closing, any of the Companies, to:

                  Universal American Financial Corp.
                  Six International Drive
                  Suite 190
                  Rye Brook, New York  10573-1068
                  Attention: Richard A. Barasch
                  Facsimile No.: (914) 934-9123

                  with copies to:

                  Capital Z Partners
                  One Chase Manhattan Plaza
                  44th Floor
                  New York, New York  10005
                  Attention: Bradley E. Cooper
                  Facsimile No.: (212) 898-8720

                  and

                  Harnett Lesnick & Ripps P.A.
                  NationsBank Tower 150
                  East Palmetto Park Road
                  Suite 500
                  Boca Raton, Florida  33432-4832
                  Attention: Judge Bertram Harnett
                  Facsimile No.: (561) 368-4315

                  and

                  Simpson Thacher & Bartlett
                  425 Lexington Avenue
                  New York, New York  10017-3909
                  Attention: Gary I. Horowitz
                  Facsimile No.: (212) 455-2502

                  and

                  Paul, Weiss, Rifkind, Wharton & Garrison
                  1285 Avenue of the Americas
                  New York, New York  10019-6064
                  Attention: David K. Lakhdhir
                  Facsimile No.: (212) 757-3000

              (b) If to any Seller including, prior to the Closing, any Seller which is a Company, to:

                   PennCorp Financial Group, Inc.
                   c/o Southwestern Financial Services Corporation 717 North Harwood Street
                   Dallas, Texas  75201
                   Attention: Scott D. Silverman
                   Facsimile No.: (214) 954-7906

                   with a copy to:

                   Weil, Gotshal & Manges LLP
                   100 Crescent Court, Suite 1300
                   Dallas, Texas 75201
                   Attention: Jeremy W. Dickens
                   Facsimile No.: (214) 746-7777

       SECTION 10.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts to be performed within that state.

       SECTION 10.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

       SECTION 10.10 Headings. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not affect in any way the meaning or interpretation of this Agreement.

       SECTION 10.11 Entire Agreement. This Agreement, the Disclosure Schedule, the Annexes hereto and the Confidentiality Agreement embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein or therein. There are no agreements, representations, warranties or covenants other than those expressly set forth herein or therein. This Agreement, the Disclosure Schedule and the Annexes hereto supersede all prior agreements and understandings (other than the Confidentiality Agreement) between the parties with respect to such subject matter.

       SECTION 10.12 Assignment. Except as otherwise provided in this Section 10.12, this Agreement shall not be assigned by operation of law or otherwise; provided, however, that each of Buyer and PFG may assign all of its rights and delegate all of its obligations under this Agreement to any Person in connection with the sale of Buyer or PFG, as the case may be, or all or substantially all of the assets of Buyer or PFG, as the case may be, to such Person, whether by stock sale, merger, share exchange, asset sale, consolidation or otherwise, so long as such Person expressly assumes Buyer's or PFG's (as the case may be) obligations hereunder; provided, further, however, that Buyer will not assign its rights or delegate its obligations under this Agreement to any Person prior to the Closing. Notwithstanding anything in this Agreement to the contrary, Buyer may give notice to PFG that, pursuant to the terms of the UAFC Share Purchase Agreement, Buyer is assigning all of its rights and obligations under this Agreement to an affiliate of Capital Z (the "Substituted Buyer"); provided, that (a) such Substituted Buyer is a newly-formed acquisition company or other entity, in each case, reasonably acceptable to PFG and (b) Capital Z shall have committed to provide equity financing to the Substituted Buyer, and Chase Bank (and/or other financial institutions) shall have committed to provide debt financing to the Substituted Buyer, in an aggregate amount at least equal to that necessary to consummate the Closing Transactions. If Buyer so elects to assign its rights and obligations under this Agreement, (i) the date specified in Section 9.1(ii) shall be extended for 90 days (or such later date as shall be mutually agreed to by the Substituted Buyer and Sellers) and (ii) the Substituted Buyer and Sellers shall agree to such conforming modifications to this Agreement (such agreement or modifications not to be unreasonably withheld) as may be necessary to reflect the assignment by Buyer (without recourse) of all of its rights and obligations to the Substituted Buyer.

              IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be signed on its behalf by its duly authorized officers, all as of the day and year first above written.

                                     UNIVERSAL AMERICAN FINANCIAL CORP.


                                     By: /s/ RICHARD BARASCH
                                         ______________________________________
                                         Name: Richard Barasch
                                         Title: Chief Executive Officer



                                     PENNCORP FINANCIAL GROUP, INC.


                                     By: /s/ SCOTT D. SILVERMAN
                                         ______________________________________
                                         Name: Scott D. Silverman
                                         Title: Executive Vice President



                                     PACIFIC LIFE AND ACCIDENT INSURANCE COMPANY


                                     By: /s/ SCOTT D. SILVERMAN
                                         ______________________________________
                                         Name: Scott D. Silverman
                                         Title: Senior Vice President



                                     SOUTHWESTERN FINANCIAL CORPORATION


                                      By: /s/ SCOTT D. SILVERMAN
                                         ______________________________________
                                         Name: Scott D. Silverman
                                         Title: Senior Vice President

                                     PENNSYLVANIA LIFE INSURANCE COMPANY



                                     By: /s/ SCOTT D. SILVERMAN
                                         ______________________________________
                                         Name: Scott D. Silverman
                                         Title: Senior Vice President



                                     CONSTITUTION LIFE INSURANCE
                                     COMPANY


                                     By: /s/ CHARLES LUBOCHINSKI
                                         ______________________________________
                                         Name: Charles Lubochinski
                                         Title: Senior Vice President



                                     PENNCORP FINANCIAL SERVICES, INC.


                                     By: /s/ SCOTT D. SILVERMAN
                                         ______________________________________
                                         Name: Scott D. Silverman
                                         Title: Senior Vice President